UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cheniere Energy, Inc.

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SEC 1913 (3-99)

CHENIERE ENERGY, INC.

700 Milam Street, Suite 1900

Houston, Texas 77002

(713) 375-5000

Notice of Annual Meeting of Shareholders

Time and Date	9:00 a.m., Central Daylight Time on June 11, 2015

Place	The Crystal Ballroom at the Post Rice Lofts

909 Texas Avenue

Houston, Texas 77002

Items of Business	•	To elect nine members of the Board of Directors to hold office for a one-year term expiring at the 2016 Annual Meeting of Shareholders.

•	To approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers for fiscal year 2014 as disclosed in this Proxy Statement.

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

•	To vote on the shareholder proposal recommending that the Board of Directors adopt a proxy access bylaw.

•	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Record Date	You can vote if you were a shareholder of record on April 13, 2015.

Proxy Voting	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning your proxy card or by voting on the Internet or by telephone. See details under the heading “How do I vote?”

Electronic Availability of Proxy Materials	We are making this Proxy Statement, including the Notice of Annual Meeting and 2014 Annual Report on Form 10-K for the year ended December 31, 2014, available on our website at:

http://www.cheniere.com/corporate/2015_annual_meeting.shtml.

By order of the Board of Directors

Cara E. Carlson

Corporate Secretary

April 24, 2015

CHENIERE ENERGY, INC.

700 Milam Street, Suite 1900

Houston, Texas 77002

(713) 375-5000

PROXY STATEMENT

Shareholder Voting Matters

Proposal	Board’s Voting Recommendation	Page Reference
1. Election of directors	FOR EACH NOMINEE	5
2. Advisory and non-binding vote on 2014 executive compensation	FOR	54
3. Ratification of appointment of KPMG LLP as our independent registered public accounting firm	FOR	56
4. Shareholder proposal recommending that the Board adopt a proxy access bylaw	AGAINST	58

GENERAL INFORMATION

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Cheniere Energy, Inc. (“Cheniere,” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at our 2015 Annual Meeting of Shareholders (the “Meeting”) and any adjournment or postponement thereof.

You are invited to attend the Meeting on June 11, 2015, beginning at 9:00 a.m., Central Daylight Time. The Meeting will be held in the Crystal Ballroom at the Post Rice Lofts, 909 Texas Avenue, Houston, Texas 77002.

This Notice of Annual Meeting, Proxy Statement, proxy card and 2014 Annual Report on Form 10-K for the year ended December 31, 2014, are being mailed to shareholders on or about April 24, 2015.

Do I need a ticket to attend the Meeting?

You will need proof of ownership and valid identification to enter the Meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Meeting, you must present proof of your ownership of Cheniere stock, as of April 13, 2015, such as a bank or brokerage account statement, to be admitted to the Meeting.

If you have any questions about attending the Meeting, you may contact Investor Relations at info@cheniere.com or 713-375-5100.

Shareholders also must present a valid government-issued picture identification in order to be admitted to the Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Meeting.

Who is entitled to vote at the Meeting?

Holders of Cheniere common stock at the close of business on April 13, 2015 (the “Record Date”), are entitled to receive this Notice and to vote their shares at the Meeting. As of April 13, 2015, there were 236,630,835 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting.

Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	1

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with Cheniere’s transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record” of those shares. The Notice of Annual Meeting, Proxy Statement, proxy card and 2014 Annual Report on Form 10-K for the year ended December 31, 2014, have been sent directly to you by Cheniere. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of such shares held in street name. The Notice of Annual Meeting, Proxy Statement, proxy card and 2014 Annual Report on Form 10-K for the year ended December 31, 2014, have been forwarded to you by your broker, bank or other holder of record, who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

How do I vote?

You may vote using any of the following methods:

By mail

You may submit your proxy vote by mail by signing a proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, trustee or nominee, and mailing it in the enclosed envelope. If you provide specific voting instructions, your shares will be voted as you have instructed. If you do not indicate your voting preferences, your shares will be voted as recommended by the Board; provided, however, if you are a beneficial owner, your bank, broker or other holder of record is not permitted to vote your shares on the following proposals if your bank, broker or other holder of record does not receive voting instructions from you: Proposal 1 to elect directors, Proposal 2 to approve, on an advisory and non-binding basis, the compensation awarded to the Company’s named executive officers for fiscal year 2014 as disclosed in this Proxy Statement and Proposal 4 to vote on the shareholder proposal recommending that the Board adopt a proxy access bylaw.

By telephone or on the Internet

If you have telephone or Internet access, you may submit your proxy vote by following the instructions provided on your proxy card or voting instruction form. If you are a beneficial owner, the availability of telephone and Internet voting will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

In person at the Meeting

If you are the shareholder of record, you have the right to vote in person at the Meeting. If you are the beneficial owner, you are also invited to attend the Meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Meeting unless you obtain a “legal proxy” from your broker, bank or other holder of record that holds your shares, giving you the right to vote the shares at the Meeting.

Can I revoke my proxy?

If you are a shareholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Corporate Secretary of the Company;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot at the Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Meeting if you obtain a legal proxy as described in the answer to the preceding question.

2	Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

What shares are included on the proxy card?

If you are a shareholder of record, you will receive a proxy card for the shares you hold in certificate form or in book-entry form. If you are a beneficial owner, you will receive voting instructions from your bank, broker or other holder of record.

Is there a list of shareholders entitled to vote at the Meeting?

The names of shareholders of record entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting for any purpose germane to the Meeting. The list will be available between the hours of 8:30 a.m. and 4:30 p.m. Central Daylight Time, at our offices at 700 Milam Street, Suite 1900, Houston, Texas 77002, by contacting the Corporate Secretary of the Company.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

The presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of common stock entitled to vote at the Meeting is necessary to constitute a quorum. In the absence of a quorum at the Meeting, the Meeting may be adjourned from time to time without notice, other than an announcement at the Meeting, until a quorum shall be present. Abstentions and “broker non-votes” represented by submitted proxies will be included in the calculation of the number of the shares present at the Meeting for purposes of determining a quorum. “Broker non-votes” occur when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Proposal 1—Directors are elected by a majority of the votes cast with respect to such director nominee at the Meeting, meaning that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. If you are a beneficial owner, your bank, broker or other holder of record may not vote your shares with respect to Proposal 1 without specific instructions from you as to how to vote with respect to the election of each of the nine nominees for director. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of the election of directors.

Proposal 2—To be approved, Proposal 2 regarding the compensation awarded to the Company’s named executive officers for the fiscal year 2014 must receive the affirmative vote of the holders of a majority in voting power of the shares entitled to vote on the matter, present in person or by proxy at the Meeting. Because your vote is advisory, it will not be binding on the Board or the Company. If you are a beneficial owner, your bank, broker or other holder of record may not vote your shares with respect to Proposal 2 without specific instructions from you. Abstentions will be counted “against” Proposal 2. Broker non-votes will not count as shares entitled to vote on the matter.

Proposal 3—To be approved, Proposal 3 to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 must receive the affirmative vote of the holders of a majority in voting power of the shares entitled to vote on the matter, present in person or by proxy at the Meeting. If you are a beneficial owner, your bank, broker or other holder of record has the authority to vote your shares on Proposal 3 if you have not furnished voting instructions within a specified period of time prior to the Meeting. Abstentions will be counted “against” Proposal 3.

Proposal 4—To be approved, Proposal 4 the shareholder proposal recommending that the Board adopt a proxy access bylaw must receive the affirmative vote of the holders of a majority in voting power of the shares entitled to vote on the matter, present in person or by proxy at the Meeting. Because Proposal 4, if approved, would constitute a recommendation that the Board adopt a proxy access bylaw, it will not be binding on the Board or the Company. If you are a beneficial owner, your bank, broker or other holder of record may not vote your shares with respect to Proposal 4 without specific instructions from you. Abstentions will be counted “against” Proposal 4. Broker non-votes will not count as shares entitled to vote on the matter.

Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	3

What if a director nominee does not receive a majority of votes cast?

Our Amended and Restated Bylaws (“Bylaws”) require directors to be elected by the majority of the votes cast with respect to such director (i.e., the number of votes cast “for” a director must exceed the number of votes cast “against” that director). If a nominee who is serving as a director is not elected at the Meeting and no one else is elected in place of that director, then, under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, the holdover director is required to tender his or her resignation to the Board. The Governance and Nominating Committee of the Board then would consider the resignation and recommend to the Board whether to accept or reject the tendered resignation, or whether some other action should be taken. The Board would then make a decision whether to accept the resignation, taking into account the recommendation of the Governance and Nominating Committee. The director who tenders his or her resignation will not participate in the Governance and Nominating Committee’s or the Board’s decision. The Board is required to disclose publicly (by a press release and a filing with the Securities and Exchange Commission (“SEC”)) its decision regarding the tendered resignation and, if the tendered resignation is rejected, the rationale behind the decision within 90 days from the date of the certification of the election results.

Could other matters be decided at the Meeting?

As of the date of this Proxy Statement, we do not know of any matters to be raised at the Meeting other than those referred to in this Proxy Statement. If other matters are properly presented for consideration at the Meeting, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay for the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We have hired Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to solicit proxies. We will pay Morrow & Co., LLC a fee of $9,000 plus expenses for these services.

Who will count the vote?

Broadridge Financial Solutions, Inc., an independent third party, will tabulate the votes.

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting to be held on June 11, 2015

The Proxy Statement, including the Notice of Annual Meeting and 2014 Annual Report on Form 10-K for the year ended December 31, 2014, are available on our website at http://www.cheniere.com/corporate/2015_annual_meeting.shtml. Please note that the Notice of Annual Meeting is not a form for voting, and presents only an overview of the more complete proxy materials, which contain important information and are available on the Internet or by mail. We encourage our shareholders to access and review the proxy materials before voting.

4	Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

PROPOSAL 1—ELECTION OF DIRECTORS

Directors and Nominees

This year, there are nine nominees standing for election as directors at the Meeting. Below is a summary of our director nominees, including their committee memberships during 2014. The Board, with assistance from the Governance and Nominating Committee, will evaluate and reassign committee memberships following the Meeting and election of the director nominees. Detailed information about each director’s background, skills and expertise is provided below.

				Nominee Committee Memberships
Name Current Position	Age (as of June 11, 2015)	Director Since	Independent	Audit	Governance & Nominating	Compensation
Charif Souki Chairman of the Board, Chief Executive Officer & President Cheniere Energy, Inc.	62	1996	NO
Vicky A. Bailey President Anderson Stratton International, LLC	63	2006	YES	—	—	—
G. Andrea Botta President Glenco LLC	62	2010	YES	Chair	—
Nuno Brandolini Former General Partner Scorpion Capital Partners, L.P.	61	2000	YES			—
David I. Foley Senior Managing Director The Blackstone Group L.P.	47	2012	NO
David B. Kilpatrick President Kilpatrick Energy Group	65	2003	YES			Chair
Donald F. Robillard, Jr. Senior Vice President & Chief Financial Officer Hunt Consolidated, Inc.	63	2014	YES	—
Neal A. Shear Partner Silver Range Financial Partners	61	2014	YES	—
Heather R. Zichal Independent Energy Consultant	39	2014	YES	—

The Board currently consists of thirteen members. In keeping with Cheniere’s director retirement policy, John M. Deutch and Paul J. Hoenmans, elected to the Board in 2006 and 2001, respectively, will not stand for re-election. In addition, Keith F. Carney and Randy A. Foutch are not standing for re-election. As a result, there are nine nominees standing for election as directors at the Meeting, and following the Meeting, the size of the Board will be reduced from thirteen members to nine members. Each nominee, if elected, will hold office for a one-year term expiring at the 2016 Annual Meeting of Shareholders and will serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Each of the director nominees currently serves on the Board and was elected by the Company’s shareholders. Each of the nominees has consented to serve as a director if elected or re-elected.

Directors are elected by a majority of votes cast with respect to such director nominee. Unless your proxy specifies otherwise, it is intended that the shares represented by your proxy will be voted for the election of these nine nominees. If you are a beneficial owner, your bank, broker or other holder of record is not permitted to vote your shares on Proposal 1 to elect directors if the bank, broker or other holder of record does not receive voting instructions from you. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Board is unaware of any circumstances likely to render any nominee unavailable.

The Board recommends a vote FOR the election of the nine nominees as directors of the Company to hold office for a one-year term expiring at the 2016 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	5

Director Biographies

Charif Souki, a co-founder of the Company, is Chairman of the Company’s Board and Chief Executive Officer (“CEO”) and President of the Company. In December 2002, Mr. Souki assumed the positions of President and Chief Executive Officer. He relinquished the title of President in April 2005 and was re-elected President again in April 2008. From June 1999 to December 2002, he was Chairman of the Board and an independent investment banker. From September 1997 until June 1999, he was Co-Chairman of the Board, and he served as Secretary from July 1996 until September 1997. Mr. Souki has over 20 years of independent investment banking experience in the oil and gas industry and has specialized in providing financing for small capitalization companies with an emphasis on the oil and gas industry. Mr. Souki is a director, Chairman of the Board and the Chief Executive Officer of Cheniere Energy Partners GP, LLC (“Cheniere Partners GP”), a wholly owned subsidiary of the Company and the general partner of Cheniere Energy Partners, L.P. (“Cheniere Partners”), a publicly-traded limited partnership that is operating the Sabine Pass LNG terminal. Mr. Souki is also a director, President and Chief Executive Officer of Cheniere Energy Partners LP Holdings, LLC (“Cheniere Holdings”), a publicly-traded subsidiary of the Company. Mr. Souki is also a manager and Chief Executive Officer of the general partner of Sabine Pass LNG, L.P. and Chief Executive Officer of Sabine Pass Liquefaction, LLC. Mr. Souki has not held any other public company directorship positions in the past five years. Mr. Souki received a B.A. from Colgate University and an M.B.A. from Columbia University.

Skills and Qualifications: Mr. Souki has extensive experience with the Company as Chief Executive Officer of Cheniere, Cheniere Partners GP, Cheniere Holdings, the general partner of Sabine Pass LNG, L.P. and Sabine Pass Liquefaction, LLC and is responsible for developing the companies’ overall strategies and visions and implementing the business plans. In addition, with over 20 years of experience as an investment banker specializing in the oil and gas industry, Mr. Souki brings a unique perspective on the energy business to our Board.

Vicky A. Bailey is a member of our Compensation Committee and Section 162(m) Subcommittee, Audit Committee and Governance and Nominating Committee. Since November 2005, Ms. Bailey has been President of Anderson Stratton International, LLC, a strategic consulting and government relations company in Washington, D.C. She was a partner with Johnston & Associates, LLC, a public relations firm in Washington, D.C., from March 2004 through October 2005. Prior to joining Johnston & Associates, LLC, Ms. Bailey served as Assistant Secretary for the Office of Policy and International Affairs from 2001 through February 2004. From 2000 until May 2001, she was President and a director of PSI Energy, Inc., the Indiana electric utility subsidiary of Cinergy Corp. Prior to joining PSI Energy, Ms. Bailey was a Commissioner on the Federal Energy Regulatory Commission beginning in 1993. Ms. Bailey currently serves as a director of EQT Corporation, a publicly-traded integrated energy company and Cleco Corp., a publicly-traded energy services company. In January 2010, Ms. Bailey was appointed as a member of the Secretary of Energy’s Blue Ribbon Commission on America’s Nuclear Future. She received a B.S. in industrial management from Purdue University and completed the Advanced Management Program at The Wharton School in 2013.

Skills and Qualifications: Ms. Bailey has extensive knowledge of the energy industry, including significant experience with the Federal Energy Regulatory Commission, and government and public relations. She brings a diverse perspective to our Board based on her experience as a strategic consultant, a former energy executive and having served as Assistant Secretary for the Office of Policy and International Affairs.

G. Andrea Botta is Chairman of our Audit Committee and a member of our Governance and Nominating Committee. Mr. Botta has served as President of Glenco LLC (“Glenco”), a private investment company, since February 2006. Prior to joining Glenco, Mr. Botta served as managing director of Morgan Stanley from 1999 to February 2006. Before joining Morgan Stanley, he was President of EXOR America, Inc. (formerly IFINT-USA, Inc.) from 1993 until September 1999 and for more than five years prior thereto, Vice President of Acquisitions of IFINT-USA, Inc. He currently serves on the board of directors of Graphic Packaging Holding Company. Mr. Botta earned a degree in economics and business administration from the University of Torino in 1976.

Skills and Qualifications: Mr. Botta brings a unique international perspective to our Board and significant financial expertise. He has over 30 years of investing experience primarily in private equity investing.

Nuno Brandolini is a member of our Compensation Committee and Section 162(m) Subcommittee. Mr. Brandolini was a general partner of Scorpion Capital Partners, L.P., a private equity firm organized as a small business investment company, until June 2014. Prior to forming Scorpion Capital and its predecessor firm, Scorpion Holding, Inc., in 1995, Mr. Brandolini served as Managing Director of Rosecliff, Inc., a leveraged buyout fund co-founded by Mr. Brandolini in 1993. Prior to 1993, Mr. Brandolini was a Vice President in the investment banking department of Salomon Brothers, Inc., and a Principal with the Batheus Group and Logic Capital, two venture capital firms. Mr. Brandolini began his career as an investment banker with Lazard Freres & Co. Mr. Brandolini currently serves as a director of Lilis Energy, Inc., an oil and gas exploration and production company. Mr. Brandolini received a law degree from the University of Paris and an M.B.A. from the Wharton School.

6	Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Skills and Qualifications: Mr. Brandolini brings a unique financial perspective to our Board based on his extensive experience as an investment banker and having actively managed private equity investments for almost 20 years.

David I. Foley is a director of the Company. Mr. Foley is a Senior Managing Director in the Private Equity Group of The Blackstone Group L.P., an investment and advisory firm (“Blackstone”), and Chief Executive Officer of Blackstone Energy Partners L.P. Prior to joining Blackstone in 1995, Mr. Foley was an employee of AEA Investors Inc., a private equity investment firm, from 1991 to 1993 and a consultant with The Monitor Company, a business management consulting firm, from 1989 to 1991. Mr. Foley currently serves as a director of Kosmos Energy Ltd. and previously served on the board of directors of PBF Energy, Inc. Mr. Foley’s appointment to the Board was made pursuant to an investor rights agreement that was entered into by the Company, Cheniere Partners GP, Blackstone CQP Holdco, LP (“Blackstone Holdco”) and various other related parties in connection with Blackstone Holdco’s purchase of Class B units in Cheniere Partners. Mr. Foley received a B.A. and an M.A. in economics from Northwestern University and an M.B.A. from Harvard Business School.

Skills and Qualifications: Mr. Foley brings a unique financial perspective to our Board based on his extensive experience having actively managed private equity investments for over 20 years.

David B. Kilpatrick is Chairman of our Compensation Committee and Section 162(m) Subcommittee. Mr. Kilpatrick has over 30 years of executive, management and operating experience in the oil and gas industry. Since 1998, he has been the President of Kilpatrick Energy Group, a consulting firm to oil and gas companies. From 1996 to 1998, Mr. Kilpatrick was the President and Chief Operating Officer for Monterey Resources, Inc., an independent oil and gas company in California. From 1982 to 1996, he held various managerial positions at Santa Fe Energy Resources, an oil and gas production company. Mr. Kilpatrick currently serves as a director of BreitBurn Energy Partners, L.P., a publicly-traded independent oil and gas limited partnership, as a board member of Woodbine Holdings, LLC, an oil and gas exploration and production company, and as chairman of the board of directors of Applied Natural Gas Fuels, Inc., an LNG fuel distribution company. In the past, Mr. Kilpatrick also served as a director of PYR Energy Corporation, a publicly-traded oil and gas exploration and production company, and Whittier Energy Corporation, a publicly-traded oil and gas field exploration services company. Mr. Kilpatrick also serves as a director of the California Independent Petroleum Association and the Independent Oil Producers Agency. Mr. Kilpatrick received a B.S. in petroleum engineering from the University of Southern California and a B.A. in geology and physics from Whittier College.

Skills and Qualifications: Mr. Kilpatrick has over 30 years of executive, management and operating experience in the oil and gas industry and brings significant executive-level and consulting experience in the oil and gas industry to our Board.

Donald F. Robillard, Jr. is a member of our Audit Committee. Mr. Robillard is the Senior Vice President and Chief Financial Officer and a director of Hunt Consolidated, Inc., a private holding company with interests in oil and gas exploration and production, refining, real estate development, private equity investments and ranching. Mr. Robillard began his association with Hunt Consolidated in 1983 and has held his current position since March 2007. Mr. Robillard is currently on the board of directors of Helmerich & Payne, Inc., a publicly-traded oil and gas drilling company. He is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants, the Texas Society of Certified Public Accountants and the National Association of Corporate Directors. Mr. Robillard received a B.B.A. from the University of Texas, Austin.

Skills and Qualifications: Mr. Robillard has over 35 years of experience in the oil and gas industry and over 20 years of senior management experience. Mr. Robillard brings significant executive-level experience in the oil and gas industry, including experience with project financing for LNG facilities.

Neal A. Shear is a member of our Audit Committee. Mr. Shear is currently a partner of Silver Range Financial Partners, a private investment company. Mr. Shear was the Chief Executive Officer of Higgs Capital Management, a commodity focused hedge fund, until September 2014. Prior to Higgs Capital Management, Mr. Shear served as Global Head of Securities at UBS Investment Bank from January 2010 to March of 2011. From May 2008 to December 2009, Mr. Shear was a Partner at Apollo Global Management, LLC, where he served as the Head of the Commodities Division. Prior to Apollo Global Management, Mr. Shear spent 26 years at Morgan Stanley serving in various roles including Head of the Commodities Division, Global Head of Fixed Income, Co-Head of Institutional Sales and Trading, and Chair of the Commodities Business. He currently serves on the Advisory Board of the Smith School of Business at the University of Maryland. Mr. Shear received a B.S. from the University of Maryland, Robert H. Smith School of Business Management in 1976 and an M.B.A. from Cornell University, Johnson School of Business in 1978.

Skills and Qualifications: Mr. Shear brings a unique financial perspective to our Board based on his more than 30 years of experience managing commodity activity and investments.

Heather R. Zichal is a member of our Audit Committee. Ms. Zichal is currently an independent energy consultant. Ms. Zichal previously served as the Deputy Assistant to the President for Energy and Climate Change from January 2009 to November 2013. Prior to serving as Deputy Assistant to the President for Energy and Climate Change, Ms. Zichal served as the Energy and Environmental Policy Director to the 2008 Obama presidential campaign. She previously served as the Legislative Director to

Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	7

Senator John Kerry after managing energy and environmental issues in his 2004 presidential campaign. Prior to this, Ms. Zichal served as Legislative Director for Reps. Frank Pallone (D-NJ) and Rush Holt (D-NJ). Ms. Zichal received a B.S. in Environmental Policy and Science from Rutgers University.

Skills and Qualifications: Ms. Zichal has extensive knowledge of the domestic and global energy markets as well as the U.S. regulatory environment. She brings a diverse perspective about the energy industry to our Board, having served in significant government positions during her career.

8	Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

GOVERNANCE INFORMATION

Corporate Governance Facts

The Board believes that its current system of corporate governance oversight enables the directors to be prudent stewards of shareholder capital and represent the long-term interests of the Company and shareholders. In addition, the Board is responsive to changes in the general corporate governance environment. For example, in connection with its ongoing review of corporate governance matters, in 2012, the Board submitted to the shareholders a proposal to declassify the Board. Other recent actions that the Board has taken include:

•	eliminating the shareholder rights plan (commonly known as a “poison pill”) to prevent takeovers;

•	enacting a retirement policy for members of the Board;

•	changing director elections from a plurality to a majority; and

•	amending the Company’s Bylaws to permit shareholders to call special meetings.

Listed below are facts about our Board and governance structure.

Board and Governance Information		Board and Governance Information
Size of Board in 2014 (will be 9 following the Meeting)	13	Independent Directors Meet Without Management Present	Yes
Number of Independent Directors in 2014 (will be 7 following the Meeting)	11	Annual Board and Committee Evaluations	Yes
Average Age of Directors (as of June 11, 2015) (will be 58 following the Meeting)	62	Succession Planning and Implementation Process	Yes
Board Meetings Held in 2014 (attendance at Board and committee meetings averaged 94%)	10	Codes of Conduct for Directors, Officers and Employees	Yes
Annual Election of Directors	Yes	Board Risk Oversight	Yes
Mandatory Retirement Age	75	Stock Ownership Guidelines for Directors and Executive Officers	Yes
Board Diversity	Yes	Prohibition on Hedging and “Short Sales” or “Sales Against the Box”	Yes
Majority Voting in Director Elections	Yes	Executive Compensation Pay for Performance Metrics	Yes
Lead Independent Director	Yes

Our Corporate Governance Framework

Cheniere is committed to the values of effective corporate governance and high ethical standards. Our Board believes that these values are conducive to strong performance and creating long-term shareholder value. Our governance framework gives our highly experienced independent directors the structure necessary to provide oversight, advice and counsel to Cheniere.

Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	9

Corporate Governance At A Glance

Board Independence	• 11 out of 13 of our directors were independent in 2014. 7 out of 9 of our director nominees are independent. • Our CEO is the only management director.
Board Composition	• The Board currently consists of 13 directors and will consist of 9 directors after the Meeting. • The Board regularly assesses its performance through Board and committee self-evaluations.
Board Committees	• We have three Board committees—Audit, Governance and Nominating, and Compensation. • All our Board committees are comprised of and chaired solely by independent non-employee directors.
Leadership Structure

• Our Chairman is also our CEO.

• The Board has an independent Lead Director to provide independent leadership to the Board, to ensure that the Board operates independently of management and that directors have an independent leadership contact.

Risk Oversight

• The Board has oversight responsibility for assessing the primary risks (including liquidity, credit, operations and regulatory compliance) facing the Company, the relative magnitude of these risks and management’s plan for mitigating these risks. In addition to the Board’s oversight responsibility, the committees of the Board consider the risks within their areas of responsibility.

Open Communication	• We encourage open communication and strong working relationships among the Lead Director, Chairman and other directors. • Our directors have access to management and employees.
Director Stock Ownership	• We have had rigorous stock ownership guidelines for our directors and executive officers since 2008.
Accountability to Shareholders	• Directors are elected by a majority of the votes cast with respect to such director. • The Board maintains a process for shareholders to communicate with the Board.
Management Succession Planning	• The Governance and Nominating Committee has oversight of succession planning, both planned and emergency, and the Board has approved an emergency Chief Executive Officer succession process.

Board Committee Membership

The following chart shows the fiscal year 2014 membership and chairpersons of our Board committees, committee meetings held, and committee member attendance as a percentage of meetings eligible to attend.

	Number of meetings held	Souki	Bailey	Botta	Brandolini	Carney	Deutch	Foley	Foutch	Hoenmans	Kilpatrick	Robillard	Shear	Williams[2]	Zichal
Audit	9	—	100%	100% Chair	—	100%	—	—	—	100%	—	N/A1	100%	—	100%
Governance and Nominating	4	—	100%	100%	—	—	100% Chair	—	100%	100%	—	—	—	—	—
Compensation	5	—	100%	—	100%	100%	—	—	80%	—	100% Chair	—	—	100%	—
1	Mr. Robillard was appointed to the Audit Committee after all meetings took place for fiscal year 2014.

2	Walter Williams served as a member of the Board and the Compensation Committee until the 2014 Annual Meeting of Shareholders, whereupon he retired.

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Director Independence

The Board determines the independence of each director and nominee for election as a director in accordance with the rules and regulations of the SEC and the NYSE MKT LLC independence standards, which are listed below. The Board also considers relationships that a director may have:

•	as a partner, shareholder or officer of organizations that do business with or provide services to Cheniere;

•	as an executive officer of charitable organizations to which we have made or make contributions; and

•	that may interfere with the exercise of a director’s independent judgment.

The NYSE MKT LLC independence standards state that the following list of persons shall not be considered independent:

•	a director who is, or during the past three years was, employed by the Company or by any parent or subsidiary of the Company;

•	a director who accepts, or has an immediate family member who accepts, any compensation from the Company or any parent or subsidiary of the Company in excess of $120,000 during any period of twelve consecutive months within the past three years, other than compensation for Board or committee services, compensation paid to an immediate family member who is a non-executive employee of the Company, compensation received for former service as an interim executive officer provided the interim service did not last longer than one year, benefits under a tax-qualified retirement plan or non-discretionary compensation;

•	a director who is an immediate family member of an individual who is, or has been in any of the past three years, employed by the Company or any parent or subsidiary of the Company as an executive officer;

•	a director who is, or has an immediate family member who is a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;

•	a director who is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the Company’s executive officers serve on the compensation committee of such other entity; or

•	a director who is, or has an immediate family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

As of March 2015, the Board determined that Messrs. Botta, Brandolini, Carney, Deutch, Foutch, Hoenmans, Kilpatrick, Robillard, and Shear and Mses. Bailey and Zichal are independent, and none of them has a relationship that may interfere with the exercise of his or her independent judgment.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure. Mr. Souki serves as Chairman of the Board and Chief Executive Officer. From time to time, the Board considers whether Mr. Souki continues to be the appropriate person to serve in the combined role of Chairman and Chief Executive Officer. The Board has determined that Mr. Souki should continue to serve in the combined role of Chairman and Chief Executive Officer based on various factors. First, as a co-founder of the Company, Mr. Souki’s leadership and vision for the Company have been instrumental in its development and its overall strategy in the LNG marketplace. Second, the Company’s execution of its liquefaction projects is dependent on Mr. Souki’s continued leadership. Finally, Mr. Souki has the confidence of the Board and the Company to continue to implement the Company’s business plan.

In addition to these factors, the Company has in place sound counter-balancing mechanisms to ensure the continued accountability of the Chief Executive Officer to the Board. These counter-balancing mechanisms include:

•	the Board has appointed a Lead Director to provide independent leadership to the Board, to ensure that the Board operates independently of management and that directors have an independent leadership contact;

•	each of the Board’s standing committees, including the Audit, Compensation and Governance and Nominating Committees, are comprised of and chaired solely by non-employee directors who meet the independence requirements under the NYSE MKT LLC listing standards and the SEC;

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•	the independent directors of the Board, along with the Compensation Committee, evaluate the Chief Executive Officer’s performance and determine his compensation;

•	the independent directors of the Board meet in executive sessions without management present and have the opportunity to discuss the effectiveness of the Company’s management, including the Chief Executive Officer, the quality of the Board meetings and any other issues and concerns; and

•	the Governance and Nominating Committee has oversight of succession planning, both planned and emergency, and the Board has approved an emergency Chief Executive Officer succession process.

The Board does not believe that its leadership structure affects the Board’s role in risk oversight. See the discussion on the “Board’s Role in Risk Oversight” below. The Board does not currently have a policy as to whether the role of Chief Executive Officer and Chairman should be separate, and it has the ability to separate these roles in the future if it determines that such a separation would be in the best interest of the Company and its shareholders.

Independent Lead Director. In light of the fact that the Company’s Chairman position is held by a non-independent director, the Board has established the position of Lead Director to provide independent leadership to the Board. The Lead Director’s role exists to ensure that the Board operates independently of management and that directors have an independent leadership contact. Mr. Carney currently serves as the Lead Director of the Board. The responsibilities of the Lead Director, which have been formally adopted by the Board, outline the Lead Director’s role. The responsibilities of the Lead Director are to:

•	recommend to the Chairman of the Board any changes to the schedule of Board meetings, as are necessary or appropriate to ensure that the independent directors have sufficient time to discuss all agenda items;

•	advise the Chairman of the Board of any matters that the Lead Director determines should be included in any Board meeting agenda;

•	advise the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from the Company’s management to the Board;

•	recommend to the Chairman of the Board the retention of consultants who report directly to the Board;

•	act as principal liaison between the independent directors and the Chairman of the Board on all issues, including, but not limited to, related party transactions;

•	in the discretion of the Lead Director, participate in meetings of the committees of the Board;

•	in the absence or incapacity of the Chairman of the Board or Chief Executive Officer, act as the spokesperson for the Company; and

•	be available, if requested, for consultation and direct communication with major shareholders of the Company.

Board’s Role in Risk Oversight. Risks that could affect the Company are an integral part of Board and committee deliberations throughout the year. The Board has oversight responsibility for assessing the primary risks (including liquidity, credit, operations and regulatory compliance) facing the Company, the relative magnitude of these risks and management’s plan for mitigating these risks. In addition to the Board’s oversight responsibility, the committees of the Board consider the risks within their areas of responsibility. The Board and its committees receive regular reports directly from members of management who are responsible for oversight of particular risks within the Company. The Audit Committee discusses with management the Company’s major financial and risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Board and its committees regularly discuss the risks related to the Company’s business strategy at their meetings.

Director Nominations and Qualifications

Director Nomination Policy and Procedures. Our Director Nomination Policy and Procedures are attached to the Governance and Nominating Committee’s written charter as Exhibit A, which is available on our website at www.cheniere.com. The Governance and Nominating Committee considers suggestions for potential director nominees to the Board from any source, including current members of the Board and our management, advisors and shareholders. The Governance and Nominating Committee evaluates potential nominees by reviewing their qualifications, results of personal and reference interviews and any other information deemed relevant. Director nominees are recommended to the Board by the Governance and Nominating Committee. The full Board will select and recommend candidates for nomination as directors for shareholders to consider and vote upon at the annual shareholders’ meeting. The Governance and Nominating Committee reviews and considers any candidates submitted by a shareholder or shareholder group in the same manner as all other candidates.

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Qualifications for consideration as a director nominee vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, minimum criteria for selection of members to serve on our Board include the following:

•	highest ethical standards and integrity;

•	high level of education and/or business experience;

•	broad-based business acumen;

•	understanding of the Company’s business and industry;

•	strategic thinking and willingness to share ideas;

•	loyalty and commitment to driving the success of the Company;

•	network of business and industry contacts; and

•	diversity of experiences, expertise and backgrounds among members of the Board.

Practices for Considering Diversity. The minimum criteria for selection of members to serve on our Board ensures that the Governance and Nominating Committee selects director nominees taking into consideration that the Board will benefit from having directors that represent a diversity of experience and backgrounds. Director nominees are selected so that the Board represents a diversity of experience in areas needed to foster the Company’s business success, including experience in the energy industry, finance, consulting, international affairs, public service, governance and regulatory compliance. Each year the Board and each committee participates in a self-assessment or evaluation of the effectiveness of the Board and its committees. These evaluations assess the diversity of talents, expertise, and occupational and personal backgrounds of the Board members.

Shareholder Nominations for Director. A shareholder of the Company who was a shareholder of record at the time the notice provided for below is delivered to the Corporate Secretary, who is entitled to vote at the meeting of shareholders called for the election of directors and upon such election or proposed business and who complies with the notice procedures set forth in our Bylaws may nominate candidates for election to the Board. Nominations made by a shareholder must be made by giving timely notice in writing to the Corporate Secretary of the Company at the following address: Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 1900, Houston, Texas 77002. To be timely, a shareholder’s notice must be delivered not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event will the public announcement of an adjournment or postponement of an annual meeting of shareholders commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. A shareholder’s notice must include information about the shareholder and the nominee, as required by our Bylaws, which are available on our website at www.cheniere.com.

Director Qualifications. The Board has concluded that, in light of our business and structure, each of our director nominees possesses relevant experience, qualifications, attributes and skills and should continue to serve on our Board as of the date of this Proxy Statement. The primary qualifications of our directors are further discussed under “Director Biographies” above.

Director Retirement Policy. The Board has adopted a mandatory director retirement policy that requires each director who has attained the age of 75 to retire from the Board at the annual meeting of shareholders of the Company held in the year at which his or her current term expires unless the Board determines such mandate for a particular director is not at the time in the best interests of the Company. The Board believes this policy will ensure a healthy rotation of directors, which will promote the continued influx of new ideas and perspectives to the Board.

Code of Conduct and Ethics

Our Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, is available on the Company’s website at www.cheniere.com.

Meetings and Committees of the Board

Our operations are managed under the broad supervision and direction of the Board, which has the ultimate responsibility for the establishment and implementation of the Company’s general operating philosophy, objectives, goals and policies. Pursuant to delegated authority, certain Board functions are discharged by the Board’s standing Audit, Governance and Nominating

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and Compensation Committees. Members of the Audit, Governance and Nominating and Compensation Committees for a given year are selected by the Board following the annual shareholders’ meeting. During the fiscal year ended December 31, 2014, our Board held 10 meetings. Each incumbent member of the Board attended or participated in at least 75% of the aggregate number of (i) Board meetings and (ii) committee meetings held by each committee of the Board on which the director served during the period for which each director served. Although directors are not required to attend annual shareholders’ meetings, they are encouraged to attend such meetings. At the 2014 Annual Meeting of Shareholders, 12 of the 13 members of the Board then serving were present.

Committee Membership (* indicates Chairman) as of December 31, 2014:

Audit Committee	Governance and Nominating Committee	Compensation Committee
Vicky A. Bailey	Vicky A. Bailey	Vicky A. Bailey
G. Andrea Botta*	G. Andrea Botta(2)	Nuno Brandolini(2)
Keith F. Carney	John M. Deutch*	Keith F. Carney
Donald F. Robillard, Jr.(1)	Randy A. Foutch	Randy A. Foutch
Neal A. Shear(2)	Paul J. Hoenmans	David B. Kilpatrick*
Heather R. Zichal(2)
(1)	Appointed in December 2014.

(2)	Appointed in June 2014.

Audit Committee

Each member of the Audit Committee has been determined by the Board to be “independent” as defined by the NYSE MKT LLC listing standards and by the SEC, and as of March 2015, the Board has determined that Mr. Botta and Mr. Robillard are each an “audit committee financial expert”, as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. The Audit Committee held 9 meetings during the fiscal year ended December 31, 2014.

The Audit Committee has a written charter, which is available on our website at www.cheniere.com. The Audit Committee is appointed by the Board to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee assists the Board in overseeing:

•	the integrity of the Company’s financial statements;

•	the qualifications, independence and performance of our independent auditor;

•	our internal audit function and systems of internal controls over financial reporting and disclosure controls and procedures; and

•	compliance by the Company with legal and regulatory requirements.

The Audit Committee maintains a channel of communication among the independent auditor, principal financial and accounting officers, director-internal audit, compliance officer and the Board concerning our financial and compliance position and affairs. The Audit Committee has and may exercise all powers and authority of the Board in connection with carrying out its functions and responsibilities and has sole authority to select and retain the independent auditor and authority to engage and determine funding for independent legal, accounting or other advisers. The Audit Committee’s responsibility is oversight, and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and complying with applicable laws and regulations.

Governance and Nominating Committee

Each member of the Governance and Nominating Committee has been determined by the Board to be “independent” as defined by the NYSE MKT LLC listing standards and by the SEC. The Governance and Nominating Committee held 4 meetings during the fiscal year ended December 31, 2014.

The Governance and Nominating Committee has a written charter, which is available on our website at www.cheniere.com. The Governance and Nominating Committee is appointed by the Board to develop and maintain the Company’s corporate

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governance policies. The Governance and Nominating Committee also oversees our Director Nomination Policy and Procedures. The Governance and Nominating Committee has the following duties and responsibilities, among others:

•	develop a process, subject to approval by the Board, for an evaluation of the Board and its committees and oversee the conduct of this annual evaluation;

•	identify, recruit and evaluate individuals qualified to serve on the Board in accordance with the Company’s Director Nomination Policy and Procedures and to recommend that the Board select and approve director nominees to be considered for election at the Company’s annual meeting of shareholders or to be appointed by the Board to fill an existing or newly created vacancy on the Board;

•	identify, at least annually, members of the Board to serve on each Board committee and as chairman and recommend each such member and chairman to the Board for approval;

•	assist the Board in evaluating and determining director independence under applicable laws, rules and regulations, including the rules and regulations of the NYSE MKT LLC;

•	develop and maintain policies and procedures with respect to the evaluation of the performance of the Chief Executive Officer;

•	review periodically the size of the Board and the structure, composition and responsibilities of the committees of the Board to enhance continued effectiveness;

•	review, at least annually, director compensation for service on the Board and Board committees, including committee chairmen compensation, and recommend any changes to the Board;

•	review, at least annually, the Company’s policies and practices relating to corporate governance and, when necessary or appropriate, recommend any proposed changes to the Board for approval;

•	provide oversight of a process by each committee of the Board to review, at least annually, the applicable charter of such committee and, when necessary or appropriate, recommend changes in such charters to the Board for approval; and

•	along with the independent directors of the Board, develop and maintain policies and principles with respect to the search for and evaluation of potential successors to the Chief Executive Officer, and maintain a succession plan in accordance with such policies.

Compensation Committee

Each member of the Compensation Committee has been determined by the Board to be “independent” as defined by the NYSE MKT LLC listing standards and by the SEC. The Compensation Committee held 5 meetings during the fiscal year ended December 31, 2014. The Compensation Committee reviews and approves the compensation policies, practices and plans of the Company pursuant to a written charter, which is available on our website at www.cheniere.com. The Chairman of the Compensation Committee, in consultation with other Compensation Committee members, members of management and the independent compensation consultant, determines the agenda and dates of Compensation Committee meetings.

In addition, the Compensation Committee has formed a Section 162(m) Subcommittee consisting of all of the members of the Compensation Committee other than Mr. Carney, who was a former officer of Cheniere.

The Compensation Committee’s charter is reviewed annually. Changes to the charter must be approved by the Board on the recommendation of the Compensation Committee. The charter provides that the Compensation Committee has the sole authority to retain, oversee and terminate any compensation consultant, independent legal counsel or other adviser engaged to assist in the evaluation of compensation of directors and executive officers of the Company, including the sole authority to approve such adviser’s fees and other retention terms. Pursuant to the charter, the Compensation Committee and/or Section 162(m) Subcommittee have the following duties and responsibilities, among others:

•	review and approve corporate goals and objectives for performance-based compensation for the Chief Executive Officer and other executive officers;

•	review and recommend to the Board for approval the maximum amount of performance-based compensation for the Chief Executive Officer and other executive officers for a defined performance period;

•	review and recommend to the Board for approval performance-based compensation, if any, for the Chief Executive Officer and other executive officers based on the established corporate goals and objectives for the completed performance period;

•	review and recommend to the Board for approval the compensation level for the Chief Executive Officer and other executive officers based on the Committee’s evaluations;

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•	assess the ongoing competitiveness of the total executive compensation package and review existing cash-based and equity-based compensation plans;

•	review and recommend to the Board for approval all new cash-based, equity-based and performance-based compensation plans and all modifications to existing compensation plans;

•	review and discuss the Company’s Compensation Discussion and Analysis (“CD&A”) and the related executive compensation information and recommend that the CD&A and related executive compensation information be included in the Company’s proxy statement and annual report on Form 10-K, as required by the rules and regulations of the SEC;

•	approve the compensation committee report on executive officer compensation included in the Company’s proxy statement or annual report on Form 10-K, as required by the rules and regulations of the SEC;

•	review and recommend to the Board for approval the frequency with which the Company will conduct say-on-pay votes, taking into account the results of the most recent shareholder advisory vote on frequency of say-on-pay votes required by the rules and regulations of the SEC, and review and approve the proposals regarding the say-on-pay vote and the frequency of the say-on-pay vote to be included in the Company’s proxy statement;

•	review and recommend to the Board for approval any employment agreements, severance agreements, change-in-control arrangements or special or supplemental employee benefits, and any material amendments to the foregoing, applicable to executive officers;

•	review and recommend to the Board for approval new-hire and promotion compensation arrangements for executive officers;

•	administer the Company’s stock plans and grant awards under the stock plans or delegate that responsibility to the Equity Grant Committee or a committee of the Board; and

•	review the Company’s executive compensation arrangements to determine whether they encourage excessive risk-taking, review and discuss, at least annually, the relationship between risk management policies and practices and executive compensation and evaluate executive compensation policies and practices that may mitigate any such risk.

Review of Compensation Risk

The Compensation Committee considered the risks associated with our compensation policies and practices in 2014. The Compensation Committee concluded that our compensation policies and practices were not reasonably likely to have a material adverse effect on the Company and did not include risk-taking incentives or encourage our employees, including our executive officers, to take excessive risks in order to receive larger awards. As part of this analysis, the Compensation Committee considered the individual components of our executive officers’ compensation, the performance measures required to be achieved to earn cash bonus and equity awards and the vesting schedule of the equity awards. In concluding that our incentive plans do not promote excessive risk, the Compensation Committee considered the following factors, among others:

•	A significant portion of our executive officers’ compensation is tied to developmental, operating and corporate performance goals and the achievement of the performance goals is conducted in accordance with the Company’s Risk Policy approved by the Board.

•	Our executive officer and non-employee director stock ownership requirements tie our executive officers’ compensation to the stock value of the Company and our shareholders’ interests and subject our executive officers to share ownership and retention guidelines.

•	Our compensation program design provides a mix of annual and longer-term incentives and performance measures.

•	Our compensation mix is not overly weighted toward annual incentives.

•	We do not maintain highly leveraged payout curves and uncapped payouts, nor do we maintain steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds.

•	All employees participate in the same annual bonus and long-term incentive plans.

•	We currently do not grant stock options.

•	The Compensation Committee has downward discretion over incentive program payouts.

•	Compliance and ethical behaviors are integral factors considered in all performance assessments.

•	The Company’s Insider Trading Policy prohibits executive officers from hedging and effecting short sales of the Company’s stock.

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Compensation Committee Interlocks and Insider Participation

Mr. Carney serves as a member of the Compensation Committee and was previously an officer of Cheniere. Mr. Carney served as Chief Financial Officer and Treasurer of the Company from July 1996 through November 1997 and Executive Vice President from 1997 through August 2001. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Director Compensation

The compensation paid to our directors for the year ended December 31, 2014, is set forth in the following table:

Director Compensation Table for Fiscal Year 2014
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Vicky A. Bailey(3)	$90,000	$403,896	—	—	—	—	$493,896
G. Andrea Botta(4)	$100,000	$413,891	—	—	—	—	$513,891
Nuno Brandolini(5)	$90,000	$403,896	—	—	—	—	$493,896
Keith F. Carney(6)	—	$513,923	—	—	—	$3,442	$517,365
John M. Deutch(7)	$95,000	$408,894	—	—	—	—	$503,894
David I. Foley(8)	—	$493,933	—	—	—	—	$493,933
Randy A. Foutch(9)	—	$493,933	—	—	—	—	$493,933
Paul J. Hoenmans(10)	$90,000	$403,896	—	—	—	—	$493,896
David B. Kilpatrick(11)	$100,000	$413,891	—	—	—	—	$513,891
Donald A. Robillard, Jr.(12)	—	$493,993	—	—	—	—	$493,993
Neal A. Shear(13)	—	$493,993	—	—	—	—	$493,993
Walter L. Williams(14)	$74,103	$313,860	—	—	—	$5,737	$393,700
Heather R. Zichal(15)	$38,397	$403,956	—	—	—	—	$442,353
(1)	Charif Souki is an executive officer of the Company and did not receive additional compensation for his service as a director.

(2)	For Ms. Bailey and Messrs. Botta, Brandolini, Carney, Deutch, Foley, Foutch, Hoenmans, Kilpatrick and Williams, the amounts in this column reflect the grant date fair values ($52.31 and $83.29) of awards made on March 5, 2014 and September 11, 2014, respectively. For Messrs. Robillard, Shear and Ms. Zichal, the amounts in this column reflect the grant date fair value ($83.29) of awards made on September 11, 2014.

(3)	Ms. Bailey was granted 6,000 shares of restricted stock on March 5, 2014, and 1,081 shares of restricted stock on September 11, 2014, with grant date fair values of $313,860 and $90,036, respectively. As of December 31, 2014, she held a total of 25,000 stock options and 5,581 shares of restricted stock.

(4)	Mr. Botta was granted 6,000 shares of restricted stock on March 5, 2014, and 1,201 shares of restricted stock on September 11, 2014, with grant date fair values of $313,860 and $100,031, respectively. As of December 31, 2014, he held a total of 5,701 shares of restricted stock.

(5)	Mr. Brandolini was granted 6,000 shares of restricted stock on March 5, 2014, and 1,081 shares of restricted stock on September 11, 2014, with grant date fair values of $313,860 and $90,036, respectively. As of December 31, 2014, he held a total of 5,581 shares of restricted stock.

(6)	For the period from the 2014 Annual Meeting of Shareholders through the Meeting, Mr. Carney elected to receive payment of compensation 100% in restricted stock. Mr. Carney was granted 6,000 shares of restricted stock on March 5, 2014, and 2,402 shares of restricted stock on September 11, 2014, with grant date fair values of $313,860 and $200,063, respectively. As of December 31, 2014, he held a total of 6,902 shares of restricted stock. Mr. Carney also had use of a parking space at the Company’s headquarters during 2014. The parking expense was approximately $3,442.

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(7)	Mr. Deutch was granted 6,000 shares of restricted stock on March 5, 2014, and 1,141 shares of restricted stock on September 11, 2014, with grant date fair values of $313,860 and $95,034, respectively. As of December 31, 2014, he held a total of 5,641 shares of restricted stock.

(8)	For the period from the 2014 Annual Meeting of Shareholders through the Meeting, Mr. Foley elected to receive payment of compensation 100% in restricted stock. Mr. Foley was granted 6,000 shares of restricted stock on March 5, 2014, and 2,162 shares of restricted stock on September 11, 2014, with grant date fair values of $313,860 and $180,073, respectively. Mr. Foley is an employee of Blackstone and, pursuant to arrangements between Mr. Foley and Blackstone, is required to transfer to Blackstone any and all compensation received in connection with his directorship for any company Blackstone invests in or advises.

(9)	For the period from the 2014 Annual Meeting of Shareholders through the Meeting, Mr. Foutch elected to receive payment of compensation 100% in restricted stock. Mr. Foutch was granted 6,000 shares of restricted stock on March 5, 2014, and 2,162 shares of restricted stock on September 11, 2014, with grant date fair values of $313,860 and $180,073, respectively. As of December 31, 2014, he held a total of 6,662 shares of restricted stock.

(10)	Mr. Hoenmans was granted 6,000 shares of restricted stock on March 5, 2014, and 1,081 shares of restricted stock on September 11, 2014, with grant date fair values of $313,860 and $90,036, respectively. As of December 31, 2014, he held a total of 5,581 shares of restricted stock.

(11)	Mr. Kilpatrick was granted 6,000 shares of restricted stock on March 5, 2014, and 1,201 shares of restricted stock on September 11, 2014, with grant date fair values of $313,860 and $100,031, respectively. As of December 31, 2014, he held a total of 5,701 shares of restricted stock.

(12)	For the period from the 2014 Annual Meeting of Shareholders through the Meeting, Mr. Robillard elected to receive payment of compensation 100% in restricted stock. Mr. Robillard was granted 5,931 shares of restricted stock on September 11, 2014 with a grant date fair value of $493,993. As of December 31, 2014, he held a total of 5,931 shares of restricted stock.

(13)	For the period from the 2014 Annual Meeting of Shareholders through the Meeting, Mr. Shear elected to receive payment of compensation 100% in restricted stock. Mr. Shear was granted 5,931 shares of restricted stock on September 11, 2014 with a grant date fair value of $493,993. As of December 31, 2014, he held a total of 5,931 shares of restricted stock.

(14)	Mr. Williams served as a member of the Board until the 2014 Annual Meeting of Shareholders, whereupon he retired. Mr. Williams was granted 6,000 shares of restricted stock on March 5, 2014, with a grant date fair value of $313,860. Mr. Williams also had use of an office, parking space, laptop and Blackberry at the Company’s headquarters until May 2014. The pro rata amount of office lease expense related to that space was approximately $2,218, the parking expense was approximately $1,434 and the laptop/Blackberry expense was approximately $2,085. All of Mr. Williams’ outstanding shares of restricted stock became fully vested upon his retirement from the Board on September 11, 2014.

(15)	Ms. Zichal was granted 4,850 shares of restricted stock on September 11, 2014 with a grant date fair value of $403,956. As of December 31, 2014, she held a total of 4,850 shares of restricted stock.

During the fiscal year ended December 31, 2014, the Board approved a one-time grant of 6,000 shares of restricted stock of the Company to each current non-employee director, which was made on March 5, 2014. The one-time grant of restricted stock vests in four equal annual installments on the earlier of (i) the day prior to each annual meeting of shareholders and (ii) September 1st of the respective calendar year, beginning with the 2014 Annual Meeting of Shareholders. For 2014, the first installment of restricted stock vested on September 1, 2014. In addition, the Board determined that each new director of the Company should receive a similar restricted stock grant at the time of becoming a member of the Board, with the number of shares determined based on the market value of the shares granted on March 5, 2014 ($52.31). Messrs. Robillard and Shear and Ms. Zichal received a one-time grant of 3,769 shares of restricted stock of the Company on September 11, 2014, when they were elected to the Board.

In addition, during the fiscal year ended December 31, 2014, the Board approved annual compensation to each non-employee director for his or her service for the period from the 2014 Annual Meeting of Shareholders through the Meeting. The Board also awarded the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Lead Director additional compensation of $20,000 each and the Chairman of the Governance and Nominating Committee additional compensation of $10,000 for the additional time required to perform their responsibilities. For 2014, the non-employee directors’ annual compensation was payable on September 11, 2014, the date of the 2014 Annual Meeting of Shareholders. In order to provide the directors some flexibility on the type and timing of the compensation, directors were given the option to elect payment of such amounts 100% in restricted stock or 50% in restricted stock and 50% in cash. Cash payments are made quarterly. The number of shares of restricted stock issued was determined based on the closing price of the Company’s common stock as reported by the NYSE MKT LLC on the date payable (for September 11, 2014: $83.29). The directors’ restricted stock vests on the earlier of (i) the day immediately prior to the date of the Company’s regular annual meeting of shareholders in the calendar year next following the calendar year in which the date of the grant occurs and (ii) the first anniversary of the date of grant.

18	Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

MANAGEMENT

Executive Officers

The following table sets forth the names, ages and positions of each of our executive officers, as of April 13, 2015, all of whom serve at the request of the Board and are subject to annual appointment by the Board:

Name	Age	Position
Charif Souki	62	Chairman, Chief Executive Officer and President
Meg A. Gentle	40	Executive Vice President—Marketing
R. Keith Teague	50	Executive Vice President—Asset Group
Jean Abiteboul	63	Senior Vice President—International
Anatol Feygin	46	Senior Vice President—Strategy and Corporate Development
Katie Pipkin	45	Senior Vice President—Business Development and Communications
Greg W. Rayford	47	Senior Vice President and General Counsel
Michael J. Wortley	38	Senior Vice President and Chief Financial Officer

Charif Souki, a co-founder of the Company, is currently Chairman of the Board and Chief Executive Officer and President. Further information regarding Mr. Souki is provided above under “Director Biographies.”

Meg A. Gentle has served as Executive Vice President-Marketing since February 2014 and served as Senior Vice President-Marketing from June 2013 to February 2014. She previously served as Senior Vice President and Chief Financial Officer from March 2009 to June 2013. Prior to March 2009, she served as Senior Vice President-Strategic Planning & Finance since February 2008. Prior to February 2008, she served as Vice President of Strategic Planning since September 2005 and Manager of Strategic Planning since June 2004. Prior to joining Cheniere, Ms. Gentle spent eight years in energy market development, economic evaluation and long-range planning. She conducted international business development and strategic planning for Anadarko Petroleum Corporation, a publicly-traded integrated energy company, from January 1998 to May 2004 and energy market analysis for Pace Global Energy Services, an energy management and consulting firm, from August 1996 to December 1998. Ms. Gentle is currently a director of Cheniere Partners GP and Cheniere Holdings. Ms. Gentle received a B.A. in Economics and International Affairs from James Madison University in May 1996 and an M.B.A. from Rice University in May 2004.

R. Keith Teague has served as Executive Vice President-Asset Group since February 2014 and served as Senior Vice President-Asset Group from April 2008 to February 2014. Prior to April 2008, he served as Vice President-Pipeline Operations since May 2006. Mr. Teague has also served as President of CQH Holdings Company, LLC (formerly known as Cheniere Pipeline Company), a wholly owned subsidiary of the Company, since January 2005. Mr. Teague began his career with the Company in February 2004 as Director of Facility Planning. Prior to joining the Company, Mr. Teague served as the Director of Strategic Planning for the CMS Panhandle Companies from December 2001 until September 2003. He began his career with Texas Eastern Transmission Corporation where he managed pipeline operations and facility expansion. Mr. Teague is currently a director, President and Chief Operating Officer of Cheniere Partners GP and a director of Cheniere Holdings. Mr. Teague is also President of the general partner of Sabine Pass LNG, L.P. and a manager and President of Sabine Pass Liquefaction, LLC and is responsible for the development, construction and operation of the Company’s LNG terminal and pipeline assets. Mr. Teague received a B.S. in civil engineering from Louisiana Tech University and an M.B.A. from Louisiana State University.

Jean Abiteboul has served as Senior Vice President-International since November 2007. Since February 2006, Mr. Abiteboul has also served as Executive Director of Cheniere LNG Services S.A.R.L., a wholly owned subsidiary of the Company. From 1975 until February 2006, he held different positions within Gaz de France, a publicly-traded natural gas distribution company, including Secretary to the board of directors from 2004 until 2006; International Executive Vice President from 2003 to 2004; Executive Vice President, Gas Supply, Trading and Marketing from 2002 until 2003; and Executive Vice President, Gas Supply from 1998 to 2003. He also served on the board of directors of Tejas Power Corporation (USA), Gas Metropolitan (Canada), Sceptre Resources (Canada) and other affiliated companies of Gaz de France in Europe. Mr. Abiteboul graduated as an Engineer from Ecole Centrale de Lyon and obtained a Diploma in Economics from Université de Lyon.

Anatol Feygin has served as Senior Vice President-Strategy and Corporate Development since March 2014. Prior to joining Cheniere, Mr. Feygin worked with Loews Corporation from November 2007 to March 2014, most recently as their Vice President, Energy Strategist and Senior Portfolio Manager. Prior to joining Loews, Mr. Feygin spent three years at Bank of America as Head of Global Commodity Strategy. Mr. Feygin began his career at J.P. Morgan Securities Inc. as Senior Analyst, Natural Gas Pipelines and Distributors. Mr. Feygin earned a BS in Electrical Engineering from Rutgers University and an M.B.A. in Finance from the Leonard N. Stern School of Business at NYU.

Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	19

Katie Pipkin has served as Senior Vice President-Business Development and Communications since February 2014. Ms. Pipkin previously served as Vice President of Finance & Investor Relations since June 2010. Ms. Pipkin began her career with the Company in September 2007 as Vice President of Investor Relations. Prior to joining the Company, she was an analyst at Lehman Brothers in the regulated and unregulated natural gas sector. Ms. Pipkin earned a B.B.A. in finance from the University of Texas.

Greg W. Rayford has served as Senior Vice President and General Counsel of the Company since March 2011. Prior to joining the Company, Mr. Rayford served as a corporate partner of Andrews Kurth LLP with a focus on mergers and acquisitions and corporate and commercial transactions from July 2007 to February 2011. Prior to July 2007, he served as corporate counsel at Science Applications International Corporation, a scientific, engineering and technology applications company. Prior to that, Mr. Rayford was a corporate partner of Kirkland & Ellis LLP where his experience included various strategic and leveraged buyouts and recapitalizations, divestitures, venture capital and minority investments, and public and private offerings of debt and equity securities. Mr. Rayford earned a law degree, magna cum laude, from the University of Wisconsin Law School and a B.B.A. in Finance Investment and Banking from the University of Wisconsin.

Michael J. Wortley has served as Senior Vice President and Chief Financial Officer since January 2014. Prior to January 2014, he served as Vice President, Strategy and Risk of the Company since January 2013. Prior to January 2013, he served as Vice President-Business Development and President of Corpus Christi Liquefaction, LLC, a wholly owned subsidiary of the Company, since September 2011. Prior to September 2011, Mr. Wortley served as Vice President-Strategic Planning since January 2009 and Manager-Strategic New Business since August 2007. Prior to joining the Company in February 2005, Mr. Wortley spent five years in oil and gas corporate development, mergers, acquisitions and divestitures with Anadarko Petroleum Corporation, a publicly-traded oil and gas exploration and production company. Mr. Wortley began his career as an Internal Auditor with Union Pacific Resources Corporation, a publicly-traded oil and gas exploration and production company subsequently acquired by Anadarko. Mr. Wortley is currently a director and the Senior Vice President and Chief Financial Officer of Cheniere Partners GP, and a director and the Chief Financial Officer of Cheniere Holdings. Mr. Wortley is also Chief Financial Officer of the general partner of Sabine Pass LNG, L.P. and a manager and Chief Financial Officer of Sabine Pass Liquefaction, LLC. Mr.  Wortley received a B.B.A. in Finance from Southern Methodist University.

Indemnification of Officers and Directors

Our Restated Certificate of Incorporation, as amended, and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent possible under Delaware law. These indemnification provisions require the Company to indemnify such persons against certain liabilities and expenses to which they may become subject by reason of their service as a director or officer of the Company or any of its affiliated enterprises. The provisions also set forth certain procedures, including the advancement of expenses, that apply in the event of a claim for indemnification.

We have also entered into an Indemnification Agreement with members of our Board and certain officers of the Company. The Indemnification Agreement provides for indemnification for all expenses and claims that a director or officer incurs as a result of actions taken, or not taken, on behalf of the Company while serving as a director, officer, employee, controlling person, agent or fiduciary of the Company, or any subsidiary of the Company, with such indemnification to be paid within 25 days after demand. The Indemnification Agreement provides that no indemnification will generally be provided (1) for claims brought by the director or officer, except for a claim of indemnity under the Indemnification Agreement, if the Company approves the bringing of such claim, or if the Delaware General Corporation Law requires providing indemnification because the director or officer has been successful on the merits of such claim, (2) for claims under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (3) if the director or officer did not act in good faith or in a manner reasonably believed by the director or officer to be in or not opposed to the best interests of the Company, (4) if the director or officer had reasonable cause to believe that his or her conduct was unlawful in a criminal proceeding, or (5) if the director or officer is adjudged liable to the Company. Indemnification will be provided to the extent permitted by law, the Company’s Restated Certificate of Incorporation, as amended, and Bylaws, and to a greater extent if by law the scope of coverage is expanded after the date of the Indemnification Agreement. In all events, the scope of coverage will not be less than what is in existence on the date of the Indemnification Agreement.

20	Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

SECURITY OWNERSHIP

As of April 15, 2015, there were 236,630,835 shares of common stock outstanding. The information provided below summarizes the beneficial ownership of directors, nominees for director, named executive officers set forth in the “Summary Compensation Table” and owners of more than 5% of outstanding common stock. “Beneficial Ownership” generally includes those shares of Company common stock that a person has the power to vote, sell or acquire within 60 days. It includes shares of Company common stock that are held directly and also shares held indirectly through a relationship, a position as a trustee or under a contract or understanding.

Directors and Executive Officers

The following table sets forth information with respect to shares of common stock of the Company owned of record and beneficially as of April 15, 2015, by each director and named executive officer set forth in the “Summary Compensation Table” and by all directors and executive officers of the Company as a group. On April 15, 2015, the directors and executive officers of the Company beneficially owned an aggregate of 9,831,056 shares of common stock (approximately 4.2% of the outstanding shares entitled to vote at the time).

The table also presents the ownership of common units of Cheniere Partners and common shares of Cheniere Holdings owned of record or beneficially as of April 15, 2015, by each director and named executive officer set forth in the “Summary Compensation Table” and by all directors and executive officers of the Company as a group. The Company owns a majority interest in Cheniere Holdings and Cheniere Holdings owns a majority interest in Cheniere Partners. As of April 15, 2015, there were 57,093,848 common units, 135,383,831 subordinated units, 145,333,334 Class B units and 6,893,819 general partner units of Cheniere Partners outstanding and 231,700,000 common shares of Cheniere Holdings outstanding.

	Cheniere Energy, Inc.			Cheniere Energy Partners, L.P.			Cheniere Energy Partners LP Holdings, LLC
Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class
Charif Souki	4,720,327	(2)	2.0%	400,100	(3)	*	—		—
Vicky A. Bailey	82,909	(4)	*	—		—	—		—
G. Andrea Botta	42,185		*	—		—	—		—
Nuno Brandolini	260,254	(5)	*	600	(6)	*	300	(6)	*
Keith F. Carney	287,451	(7)	*	10,000	(7)	*	—		—
John M. Deutch	55,577		*	5,000		*	—		—
David I. Foley	23,133	(8)	*	—		—	—		—
Randy A. Foutch	13,403		*	—		—	—		—
Paul J. Hoenmans	103,914		*	100	(9)	*	—		—
David B. Kilpatrick	122,681		*	—		—	—		—
Donald F. Robillard, Jr.	5,931		*	—		—	—		—
Neal Shear	5,931		*	—		—	—		—
Heather Zichal	4,850		*	—		—	—		—
H. Davis Thames (10)	785,416		*	500		*	—		—
Jean Abiteboul	636,016		*	—		—	—		—
Anatol Feygin	91,255		*	—		—	—		—
Meg A. Gentle	1,383,370		*	8,035		*	—		—
Michael J. Wortley	425,787	(11)	*	1,000		*	—		—
All directors and executive officers as a group (20 persons)	9,831,056	(12)	4.2%	425,335		*	300		*

Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	21

*	Less than 1%

(1)	Except as otherwise noted, the address of the directors and executive officers is in care of Cheniere Energy, Inc., 700 Milam Street, Suite 1900, Houston, Texas 77002.

(2)	Includes 300,000 shares held by trust. Some of the shares held by Mr. Souki have been pledged as collateral.

(3)	Includes 400,100 common units held by Mr. Souki’s wife.

(4)	Includes 25,000 shares issuable upon exercise of currently exercisable stock options held by Ms. Bailey.

(5)	Includes 6,000 shares held by Mr. Brandolini’s wife.

(6)	Includes 600 common units of Cheniere Energy Partners, L.P. and 300 common shares of Cheniere Energy Partners LP Holdings, LLC held by a family member of Mr. Brandolini.

(7)	All of the shares and common units held by Mr. Carney are held in a margin account.

(8)	Includes 8,542 shares of restricted stock granted on October 1, 2012, 6,429 shares of restricted stock granted on June 6, 2013, 6,000 shares of restricted stock granted on March 5, 2014 and 2,162 shares of restricted stock granted on September 11, 2014. Based on a Form 4 filed by Mr. Foley, he disclaims beneficial ownership of these securities. Mr. Foley is an employee of Blackstone and, pursuant to arrangements between Mr. Foley and Blackstone, is required to transfer to Blackstone any and all compensation received in connection with his directorship for any company Blackstone invests in or advises.

(9)	Includes 100 common units held by Mr. Hoenmans’ wife.

(10)	Includes information reported to us. Mr. Thames left the company on March 7, 2014 and is no longer required to report his holdings in the Company’s securities pursuant to Section 16(a) of the Exchange Act.

(11)	Includes 1,500 shares issuable upon exercise of currently exercisable stock options held by Mr. Wortley.

(12)	Includes an aggregate of 26,500 shares issuable upon exercise of currently exercisable stock options and no shares which are issuable upon exercise of stock options which become exercisable within 60 days.

Owners of More than Five Percent of Outstanding Stock

The following table shows the beneficial owners known by us to own more than five percent of our voting stock as of April 15, 2015.

	Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Baupost Group, L.L.C. 10 St. James Avenue, Suite 1700 Boston, MA 02116	24,807,230	(1)	10.5	%(1)
Credit Suisse AG Uetlibergstrasse 231 P.O. Box 900 CH 8070 Zurich, Switzerland	19,730,043	(2)	8.3	%(2)
Viking Global Investors LP 55 Railroad Avenue Greenwich, CT 06830	15,375,697	(3)	6.5	%(3)
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	13,469,678	(4)	5.7	%(4)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	13,336,979	(5)	5.6	%(5)
PointState Capital LP 40 West 57th Street, 25th Floor New York, NY 10019	12,230,898	(6)	5.2	%(6)
(1)	Information is based on a Schedule 13G filed with the SEC on January 9, 2015 by (i) The Baupost Group, L.L.C., (ii) SAK Corporation and (iii) Seth A. Klarman. Each of these entities is deemed to beneficially own 24,807,230 shares of common stock. Each of these entities has shared power to vote and dispose of the shares beneficially owned.

22	Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

(2)	Information is based on a Schedule 13G filed with the SEC on February 4, 2015 by Credit Suisse AG. Credit Suisse AG has shared power to vote and dispose of the shares beneficially owned.

(3)	Information is based on a Schedule 13G filed with the SEC on February 5, 2015 by: (i) Viking Global Investors LP (“VGI”), (ii) Viking Global Performance LLC, (iii) Viking Global Equities LP (“VGE”), (iv) Viking Global Equities II LP (“VGEII”), (v) VGE III Portfolio Ltd. (“VGEIII”), (vi) Viking Long Fund GP LLC, (vii) Viking Long Fund Master Ltd. (“VLFM”), (viii) Viking Global Opportunities GP LLC, (ix) VGO Portfolio GP LLC, (x) VGO Liquid Portfolio Sub-Master LP (“VGOLP”), (xi) O. Andreas Halvorsen, (xii) David C. Ott, (xiii) Thomas W. Purcell, Jr. and (xiv) Daniel S. Sundheim. VGI provides managerial services to VGE, VGEII, VGEIII, VLFM and VGOLP. VGI has the authority to dispose of and vote the shares of Common Stock. Messrs. Halvorsen, Ott, Purcell and Sundheim, serve as Executive Committee Members of VGI, VGP, VLFGP and VGOGP and have shared authority to dispose of and vote the shares of common stock beneficially owned by VGI, VGP, VLFGP and VGOGP. Viking Global Investors LP and Messrs. Halvorsen, Ott, Purcell and Sundheim each may be deemed to beneficially own 15,375,697 shares of common stock and have shared power to vote and dispose of the shares beneficially owned.

(4)	Information is based on a Schedule 13G filed with the SEC on February 13, 2015 by Capital Research Global Investors. Capital Research Global Investors has the sole power to vote and dispose of the shares beneficially owned.

(5)	Information is based on a Schedule 13G filed with the SEC on February 11, 2015 by The Vanguard Group. The Vanguard Group has sole voting power over 219,348 shares of common stock, sole dispositive power over 13,141,168 shares of common stock and shared dispositive power over 195,811 shares of common stock.

(6)	Information is based on a Schedule 13G/A filed with the SEC on February 17, 2015 by: (i) SteelMill Master Fund, LP (“SteelMill”), (ii) PointState Capital LP (“PointState”), and (iii) Zachary J. Schreiber. PointState serves as the investment manager to SteelMill, PointState Fund LP, a Delaware limited partnership (“PointState Fund”), and Conflux Fund LP, a Delaware limited partnership (“Conflux”). Mr. Schreiber serves as managing member of PointState Capital GP LLC, a Delaware limited liability company (“PointState GP”), which in turn serves as the general partner of PointState, and serves as managing member of PointState Holdings LLC, the general partner of SteelMill and PointState Fund, and of Conflux Holdings LLC (“Conflux GP”), the general partner of Conflux (together with SteelMill and PointState Fund, the “Funds”). SteelMill may be deemed to beneficially own 8,579,152 shares of common stock. PointState, which serves as the investment manager to the Funds, and Mr. Schreiber, as managing member of PointState GP, PointState Holdings LLC and Conflux GP, each may be deemed to beneficially own 12,230,898 shares of common stock. SteelMill, PointState and Mr. Schreiber have shared power to vote and dispose of the shares beneficially owned.

Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	23

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A describes the material elements of the compensation of our Named Executive Officers (“NEOs”), including our CEO, and factors considered in making compensation decisions. Our NEOs for fiscal year 2014 were the following individuals:

Name	Position
Charif Souki	Chairman, CEO and President
Michael J. Wortley	Senior Vice President and Chief Financial Officer
H. Davis Thames	Former Senior Vice President and Chief Financial Officer
Meg A. Gentle	Executive Vice President—Marketing
Anatol Feygin	Senior Vice President—Strategy and Corporate Development
Jean Abiteboul	Senior Vice President—International

This CD&A is organized as follows:

Executive Summary	page 24
Executive Compensation Philosophy & Objectives	page 32
Components of Our Executive Compensation Program	page 33
Compensation Process	page 40
Other Considerations	page 42

Executive Summary

The Compensation Committee and the Board used 2014 to engage shareholders and directly seek feedback to understand their reasons for not supporting our say-on-pay proposal last year. As a result of our shareholder outreach, we have made changes to our compensation programs to address shareholder concerns while still incentivizing our executive officers to continue to increase long-term shareholder value. The Compensation Committee and the Board want to ensure that there is a compensation program in place that is in the best interests of the shareholders – which given our event-driven nature and current stage of our business cycle, should be a program designed to reward executives for creating long-term shareholder value.

In connection with these efforts, we have provided additional information in our CD&A this year in an attempt to further explain our business, highlight our significant achievements and explain how we believe executive compensation ties to performance.

Business Overview

Cheniere is a market leader in the development and commercialization of liquefied natural gas (“LNG”) facilities in the U.S. We are currently developing two LNG export facilities—Sabine Pass Liquefaction, located in Louisiana (“Sabine Pass Project”), and Corpus Christi Liquefaction, located in Texas (“Corpus Christi Project”). We expect to invest over $30 billion to build nine liquefaction trains, consisting of six trains at Sabine Pass and three trains at Corpus Christi.

When the Sabine Pass Project is completed, it will be the first LNG export facility to have been built in North America in over 40 years. We expect to be the largest LNG exporter in the U.S. by 2016 and one of the top three largest LNG exporters in the world by 2020, representing approximately ten percent of the global LNG market.

The construction of the Sabine Pass Project is well underway, nearly two years ahead of any other U.S. liquefaction project. The Corpus Christi Project is expected to commence construction in the first half of 2015. We are in this fortunate position today due to foresight and decisive actions taken by our CEO and management team over the last several years.

Cheniere’s Business Transformation—First Mover in U.S. LNG Exports

In 2008, Cheniere completed construction of the regasification facilities at the Sabine Pass LNG terminal in order to import natural gas. This timing coincided with a seismic shift in the U.S. energy sector, where innovation in drilling technologies enabled large supplies of unconventional gas—particularly shale gas—to be developed at low costs. As a result of this new supply, the price of domestic natural gas declined precipitously, largely displacing the need to source natural gas globally for import to the U.S. Due to these unfavorable market conditions for U.S. LNG imports, Cheniere began assessing other strategic options in order to optimize shareholder value.

24	Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

In June 2010, Cheniere responded to this changing natural gas landscape, announcing plans to add liquefaction facilities adjacent to the existing regasification facilities at the Sabine Pass LNG terminal in order to export domestic LNG. Cheniere’s plans were met with skepticism because domestic LNG had never been exported from the contiguous U.S. and the general market perception was that it would be difficult to receive authorization from the U.S. Department of Energy (“DOE”) to export LNG to non-free trade agreement countries.

As the first mover in exporting LNG from the contiguous U.S., our executive team has been working diligently on developing the Sabine Pass Project over the last six years, including successfully:

•	being first in line to navigate the regulatory process;

•	receiving authorization from the Federal Energy Regulatory Commission (“FERC”) to site, construct and operate Trains 1 through 4 of the Sabine Pass Project and authorization from the DOE to export domestic LNG;

•	evaluating the best design and technology for the trains;

•	engaging a reliable, reputable contractor to ensure successful construction and completion under lump-sum, turnkey contracts—engineering, procurement and construction (“EPC”) contracts;

•	changing the way global LNG buyers could purchase LNG by offering LNG based on a natural gas index as opposed to a crude based index and offering destination flexibility as opposed to restricting delivery locations;

•	attracting investment-grade customers to sign 20-year sale and purchase agreements (“SPAs”) to underpin the Sabine Pass Project; and

•	securing over $10 billion of financing from banks, financial institutions and investors to be able to fund development and construction.

Over the course of the next few years, we expanded the development of our liquefaction facilities beyond the first four trains at Sabine Pass. Our Sabine Pass Project also includes the development of two additional trains at Sabine Pass for a total of six trains. The first four trains are under construction at Sabine Pass, with first LNG from Train 1 expected by year-end 2015, and construction of Trains 5 and 6 is expected to begin during the first half and second half of 2015, respectively.

Our pursuit of a second LNG export facility, the Corpus Christi Project, began in December 2011. We were able to leverage the experience we gained while developing our Sabine Pass Project, and today we are in the final stages of obtaining the required DOE and FERC authorizations. We expect to reach a final investment decision (“FID”) and to commence construction on the Corpus Christi Project during 2015, with construction of the first two trains commencing in the first half and construction of the third train commencing in the second half.

Liquefaction Projects Underpinned with Long-Term 20-Year Contracts

As a result of our attractive contract terms and first mover advantage, we have entered into numerous 20-year SPAs with a number of large, investment-grade global LNG buyers. All of these SPAs are “take or pay” style agreements, meaning that the underlying monthly sales charge or fixed fee component of the LNG price will be paid whether or not the customer purchases the LNG. Revenue generally will commence on the SPAs as each applicable train reaches date of first commercial delivery (“DFCD”).

We have entered into SPAs aggregating approximately $2.9 billion in annual fixed fees and 19.9 mtpa of volumes for the Sabine Pass Project and approximately $1.5 billion in annual fixed fees and 8.4 mtpa of volumes for the Corpus Christi Project. We are targeting additional volumes for Sabine Pass Train 6 and Corpus Christi Train 3. In aggregate, total fixed fees are expected to be $5.2 billion annually and volumes contracted are expected to be 31.8 mtpa. We will have limited exposure to changes in commodity prices because a significant portion of our LNG volumes are contracted under these SPAs.

We are in discussions with additional potential customers to contract the remaining targeted volumes. As of January 31, 2015, futures prices indicate that LNG exported from the U.S. continues to be competitive with LNG from alternative sources, supporting the need for additional contracting from our terminals.

Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	25

The following table shows the aggregate volumes, fixed fees and timing by train associated with the SPAs that have been entered into to date and targeted amounts for nine trains.

	Aggregate Volumes (mtpa)	Fixed Fees Annualized ($ in billions)	Estimated DFCD
Sabine Pass Project
Train 1	3.5	$0.411	2016
Train 2	4.2	$0.564	2016
Train 3	4.2	$0.650	2017
Train 4	4.2	$0.648	2017
Train 5	3.8	$0.588	2019

	19.9	$2.861
Corpus Christi Project
Train 1	3.4	$0.623	2017
Train 2	4.2	$0.772	2018
Train 3	0.8	$0.140	2018

	8.4	$1.535

Total to date	28.3	$4.396

Targeted for nine trains	31.8	$5.200

Future Developments

In addition to the nine trains we are currently developing, our executive team is evaluating opportunities to further expand our LNG platform through options such as the development of two additional trains, investment in domestic export infrastructure, midstream opportunities and/or international projects. Assets or developments will be considered with an emphasis on their impact to cash flows per share.

Performance Highlights

Over the past five years, we have generated substantial value for our shareholders. As of January 2, 2015, our stock price increased by 2,764% over the five-year period. The S&P 500 increased by 102% over the same period. The following table shows the increase of our stock price as compared to the increase in the S&P 500 Index over the last five years.

26	Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

As we are in the process of developing and constructing our liquefaction facilities, key milestones are the cornerstone of our success. As a result, many investors view Cheniere as an event-driven business and value us based on our progress towards completion of our nine planned trains and on the contracted fixed fees expected to be generated from each train as it becomes operational. Our Board believes that the substantial appreciation of our stock price over the past five years is primarily attributable to management’s ability to execute on key milestones, which are essential to reaching operational success on our Sabine Pass and Corpus Christi Projects. The following table shows the key milestones for the Sabine Pass and Corpus Christi Projects and our progress towards achieving them.

Building Liquefaction Facilities

Key Milestones and Target Dates for the

Sabine Pass and Corpus Christi Projects

	SABINE PASS (SPL)			CORPUS CHRISTI (CCL)
	Trains 1-2	Trains 3-4	Trains 5-6	Trains 1-3
Initiate Permitting Process	✓	✓	✓	✓
Commercial Agreements	✓	✓	T5✓, T6 2015	T1-2✓, T3 2015
Engineering, Procurement & Construction Contract	✓	✓	2015	✓
Financing Commitments	✓	✓	2015	✓
Regulatory Approvals	✓	✓	2015	2015
Issue Notice to Proceed	✓	✓	2015	2015
Commence Operations	2015/16	2016/17	2018/19	2018/19

As of March 31, 2015, development of our liquefaction facilities was as follows:

Sabine Pass Project:

•	Trains 1 and 2: under construction and overall project is approximately 87.2% complete

•	Trains 3 and 4: under construction and overall project is approximately 62.6% complete

•	Trains 5 and 6: in the final stages of regulatory approval; Train 5 volumes are fully contracted, and Train 6 volumes are expected to be contracted in 2015; FID is expected in 2015

Corpus Christi Project:

•	Trains 1 and 2: in the final stages of regulatory approval; volumes are fully contracted; FID is expected in 2015

•	Train 3: in the final stages of regulatory approval; volumes are expected to be contracted in 2015; FID is expected in 2015

We expect to begin construction on Trains 5 and 6 at the Sabine Pass Project and Trains 1 through 3 at the Corpus Christi Project upon reaching FID in 2015.

The table below shows the progress we have made to date entering into long-term SPAs for both the Sabine Pass and Corpus Christi Projects. We continue to be in discussions with potential customers to contract the remaining balance of volumes to reach our target of $5.2 billion in annual fixed fees.

Progression of 20-Year Contracts Signed To Date for the Sabine Pass and Corpus Christi Projects

Year Signed	Number of SPAs Signed	Aggregate SPA Volumes (mtpa)	Future Annualized Fees (in billions US$)
2011	3	10.6	$1.413
2012	3	7.5	$1.174
2013	2	2.5	$0.412
2014	8	7.7	$1.397
	16	28.3	$4.396

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•	For the remaining volumes not contracted under long-term SPAs, we have developed a marketing business that will have access to up to approximately 9 mtpa of LNG, which one of our subsidiaries, Cheniere Marketing, LLC (“Cheniere Marketing”), will sell on a shorter-term, more opportunistic basis. Cheniere Marketing has already sold a portion of these volumes under one-to-two year contracts with deliveries expected to be made in the 2016 to 2018 timeframe.

2014 Shareholder Outreach

At our 2014 Annual Meeting of Shareholders, our say-on-pay proposal received support from 46% of our shareholders who voted at the meeting. Our Board was concerned with this outcome, and as a result we embarked on a broad-based shareholder outreach program to directly seek feedback, understand concerns and consider appropriate actions. Our Compensation Committee and management reached out and had extensive dialogue, including meeting in person or by telephone, with shareholders representing approximately 53% of our outstanding common stock. As a result of the feedback, our Compensation Committee and Board have made changes to our compensation program to address shareholder concerns while also appropriately incentivizing our executive team to continue to drive long-term shareholder value.

The meetings with our shareholders were immensely valuable to the Compensation Committee, Board and management. In response, we considered our shareholders’ concerns and made changes that further align our compensation program with our business strategy and shareholders’ interests. All of the shareholders that we met with expressed a desire for ongoing communication. We will incorporate shareholder outreach as a standard business practice going forward.

Key themes from our shareholder outreach

Many of our shareholders have different methodologies and processes for evaluating compensation programs; however, a number of common themes emerged, which included:

• Request for further clarity on how our compensation plans tie to performance. Some shareholders requested additional disclosure on how our compensation plans are designed to tie to the core drivers of our performance and why we do not use traditional financial metrics.

For the past six years we have been developing our liquefaction facilities. We are viewed by our shareholders as primarily an event-driven company that is developing assets, where successful creation of long-term shareholder value cannot yet be adequately captured by traditional financial measures of success such as current earnings per share, cash flows or profit margins. Our principal measures of successful performance are key milestones (primarily regulatory, commercial and construction) and increases in shareholder value. Both of these measures are core to successfully building our liquefaction facilities and the basis of our compensation program.

We currently have two third-party terminal use agreements for regasification capacity at the Sabine Pass LNG terminal, which generate approximately $250 million in annual revenues. In comparison, we expect to generate $5.2 billion of annual fixed fees from our Sabine Pass and Corpus Christi Projects when all nine trains have been completed. As our Sabine Pass and Corpus Christi Projects become operational, we intend to reevaluate our long-term incentive plans to include traditional financial metrics in our performance measures.

• Magnitude of executive compensation. Some shareholders expressed concern with the overall amount of compensation paid to our CEO and other NEOs in 2013.

We designed our incentive structure to reward timely achievement of our key milestones and creation of shareholder value, as measured by our stock price. Our executives delivered outstanding achievement of key milestones for the development and construction of Trains 1 through 4 of the Sabine Pass Project, which led to a remarkable increase in our stock price and substantial creation of shareholder value. Cheniere is the first mover in the development of liquefaction facilities in the contiguous U.S. and is approximately two years ahead of any other domestic projects as a result of these efforts.

Long-term incentive awards were granted to incentivize management to achieve our key milestones from the initial development through the completion of construction of Trains 1 through 4 of the Sabine Pass Project. The awards granted for the first two trains will not fully vest until 2016 and the awards granted for the second two trains will not fully vest until the one year anniversary of substantial completion of the last train (Train 4), which is expected to occur in 2018. The period from initial development to the one-year anniversary of substantial completion of the fourth train spans almost a decade. The long-term incentive plan was designed with the intent to reward management for the successful completion of this work.

28	Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

• Rigor of key milestones and stock price hurdles. Some shareholders requested greater clarity on our key milestones and stock price hurdles in order to assess whether they were sufficiently rigorous, since a majority were met by 2014.

Though it is true that we met a majority of our key milestones and stock price hurdles sooner than we anticipated, they were nevertheless very ambitious targets, and our stock performance over the period demonstrates how important achieving our key milestones were to the creation of long-term shareholder value.

Achieving milestones is critical to the success of a project, and reaching our key milestones for Trains 1 through 4 of the Sabine Pass Project required substantial effort. Awards did not begin to vest unless and until we issued notice to proceed (“NTP”) with construction of the trains. In order to reach NTP with construction, we had to obtain regulatory approvals, execute EPC contracts, enter into various SPAs with long-term customers and secure billions of dollars of financial commitments to construct the facilities. From initial development, it took over two years to issue NTP with construction for the first two trains and over three years for the second two trains. Trains 3 and 4 were subject to additional challenging milestones. Awards granted for the first two trains will not fully vest until 2016 and the milestone awards granted for the second two trains will not fully vest until the one year anniversary of substantial completion of the last train (Train 4), which is expected to occur in 2018.

Our stock price hurdles were also rigorous. When the Compensation Committee set the stock price hurdles in 2013, the hurdles were considered very ambitious as the stock price was $17.60. A stock price increase to $25 and $35 represented increases of 42% and 99%, respectively. In 2013, our stock price rose tremendously—130%, and these stock-price hurdles were achieved more quickly than anticipated.

The awards granted for Trains 1 through 4 of the Sabine Pass Project are summarized in the following tables.

2012 Long-Term Incentive Awards—Vesting Schedule for Trains 1 and 2 Cash and Restricted Stock Awards

Key Milestones	Vesting of Cash Awards	Met	Vesting of Restricted Stock	Met
Issue NTP (Aug 2012)	20%	Yes	35%	Yes
1-yr anniversary of NTP (Aug 2013)	20%	Yes	10%	Yes
2-yr anniversary of NTP (Aug 2014)	20%	Yes	15%	Yes
3-yr Anniversary of NTP (Aug 2015)	20%	Not yet vested	15%	Not yet vested
4-yr Anniversary of NTP (Aug 2016)	20%	Not yet vested	25%	Not yet vested

2013 Long-Term Incentive Awards—Vesting Schedule for Trains 3 and 4 Restricted Stock Awards

Key Milestones (~67% of total grant)	Vesting	Met
Issue NTP (May 2013)	30%	Yes
Incur expenditure of 60% of EPC contract	20%	Yes
Reach substantial completion of Train 4	20%	Not yet vested
1-year anniversary of substantial completion of Train 4	30%	Not yet vested

Financial Milestones (~33% of total grant)	Vesting	Met
Stock Price Hurdle—120-day average closing price of $25	50%	Yes
Stock Price Hurdle—120-day average closing price of $35	50%	Yes

• Incentive compensation caps. Some shareholders asked us to consider adding traditional caps in our long-term incentive program or placing further limits on our aggregate plan caps.

We did not establish individual caps, such as maximum awards based on a multiple of base salary, in the awards granted for construction of Trains 1 through 4 of the Sabine Pass Project because of our event-driven nature. The Compensation Committee has adopted caps on long-term incentive award funding in the new 2014-2018 Long-Term Cash Incentive Program (“2014-2018 LTIP”) in response to our shareholders’ feedback.

Under the 2014-2018 LTIP, the percentage of growth in total shareholder value that is used to fund the aggregate pool from which phantom units are granted for each performance period has been reduced to 4% to 6%, including a senior executive pool that is capped at 2% of the growth in total shareholder value. In addition, the 2014-2018 LTIP imposes an annual cap on the

Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	29

number of potential phantom units that can be granted from the senior executive pool for each performance period and CEO compensation is targeted at 50% of the senior executive pool. The number of phantom units comprising the senior executive pool cannot exceed an amount equal to 1.5% of our common shares outstanding. The 2014-2018 LTIP is described in detail beginning on page 35 of this Proxy Statement.

• Clawback policy. Some shareholders suggested that we adopt a formal clawback policy.

We comply with all SEC required compensation recoupment policies and practices; however, our Compensation Committee has not taken action with respect to our clawback policy in advance of further SEC guidance on this issue. Our Compensation Committee understands shareholders’ feedback on this issue, is evaluating our current clawback practices and will consider updating our policy in the future.

Actions Taken as a Result of Shareholder Outreach

Following our shareholder outreach, the Compensation Committee and Board reviewed and considered our shareholders’ feedback as part of their review and adoption of a compensation program for our executives beginning with 2014. The Compensation Committee approved the following changes, many of which are directly responsive to the feedback we received from our shareholders:

Action Taken	Description
Reduced our CEO’s total pay and pay opportunity

• Our CEO’s base salary was reduced to $1 effective December 15, 2014.

• Beginning in 2015 and through 2018, our CEO will forgo his annual cash bonus.

• Beginning in 2015 and through 2018, our CEO’s compensation package will be based on long-term incentive awards that are 100% performance-based under the 2014-2018 LTIP.

Replaced the 2014-2018 LTIP that was originally proposed at our 2014 Annual Meeting of Shareholders

• Replaced the 2014-2018 LTIP which was originally presented to shareholders in early 2014 and later withdrawn from the 2014 Annual Meeting of Shareholders ballot.

• The 2014-2018 LTIP is a “bridge” program that will help us appropriately reward our leadership team while we continue to develop our liquefaction facilities and remain an event-driven company, with various milestones through 2018. As we mature from a development company that is building assets to an operating company, the Compensation Committee will re-evaluate our long-term incentive plan to include traditional financial metrics.

• Reduced the percentage of growth in total shareholder value that is used to fund the aggregate pool from which awards are granted for each performance period to 4% to 6% (including the senior executive pool).

• No immediate vesting of awards. We modified the vesting period from four vesting periods with an immediate vest upon the date of grant to three vesting periods with first vesting starting one year after the date of grant.

• Awards will consist of phantom units settled in cash.

Long-term incentive plan caps under the 2014-2018 LTIP

• Created a senior executive pool to be capped at 2% of the growth in total shareholder value and CEO compensation is targeted at 50% of the senior executive pool.

• Imposed an annual cap on the number of potential awards that can be granted from the senior executive pool for each performance period. The senior executive pool cannot exceed an amount equal to 1.5% of our common shares outstanding.

2014 Compensation Design

The Compensation Committee is committed to creating a performance-based compensation structure, which it believes creates strong alignment with the interests of our shareholders and incentivizes management with long-term performance goals. Historically, both our short-term and long-term performance awards have been 100% performance-based.

2014 compensation was comprised of the following components:

•	Base Salary

•	Annual Cash Bonus

•	Long-Term Performance Incentive Award

30	Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Base Salary

In 2014, the base salaries of our NEOs were generally targeted to the median of the market, with the exception of our CEO, whose base salary in 2014 was considered below the median of the market. Effective December 15, 2014, Mr. Souki’s base salary was reduced to $1 and he will forgo his annual cash bonus beginning in 2015 and through the rest of the term of the 2014-2018 LTIP. Beginning in 2015 and through 2018, our CEO’s compensation package will be based on long-term incentive awards that are 100% performance-based.

In 2015, the Compensation Committee also reviewed the base salaries of our other NEOs. It was determined 4% base salary adjustments were appropriate and in line with planned increases by other energy companies. These adjustments were recommended by the Compensation Committee and approved by the Board, effective January 12, 2015 (except that Mr. Abiteboul’s base salary adjustment is effective January 1, 2015). Our NEOs’ 2014 and 2015 base salaries are provided in a table on page 33 of this Proxy Statement.

Annual Cash Bonus

For 2014, our NEOs’, including our CEO’s, annual cash bonuses were based on rigorous, near-term developmental, operating and corporate goals that coincide with our key milestones and span eight strategic areas: (1) operational; (2) construction; (3) development projects; (4) marketing; (5) financing; (6) budget; (7) people, systems and facilities; and (8) risk management. These goals are discussed in greater detail beginning on page 34 of this Proxy Statement.

The achievement of these goals resulted in the following cash bonuses in 2014.

2014 Annual Cash Bonuses
Charif Souki	Chairman, Chief Executive Officer and President	$2,400,000
Michael J. Wortley	Senior Vice President and Chief Financial Officer	$900,000
H. Davis Thames	Former Senior Vice President and Chief Financial Officer	—
Meg A. Gentle	Executive Vice President—Marketing	$1,000,000
Anatol Feygin	Senior Vice President—Strategy and Corporate Development	$720,000
Jean Abiteboul	Senior Vice President—International	$742,260	[1]

[1]	Mr. Abiteboul’s annual cash bonus is paid in British Pounds Sterling and was 477,891 GBP. The amount reported in the table represents the U.S. dollar equivalent based on the December 30, 2014 exchange rate of 1 GBP to 1.5532 USD.

Long-Term Performance Incentive Award: 2014-2018 LTIP

The Board believes long-term incentive awards establish strong long-term alignment between NEOs and shareholders and, as such, are an important component of a strong compensation structure.

On April 21, 2015, the Compensation Committee recommended and on April 21, 2015, the Board approved the 2014-2018 LTIP. The 2014-2018 LTIP reflects feedback we received from our shareholder outreach and provides for the grant of phantom units settled in cash. The 2014-2018 LTIP is 100% performance-based, and we believe it aligns the interests of management and shareholders.

The 2014-2018 LTIP rewards growth in our market capitalization, measured by growth in total shareholder value, above certain thresholds. There will be two pools from which phantom units are granted: a senior executive pool and a general pool. The maximum percentage of growth in total shareholder value that can be used to fund the senior executive pool for each performance period is 2%, and 4% for the general pool. Our CEO’s compensation will be targeted at 50% of the senior executive pool. The amount of phantom units granted from the senior executive pool for each performance period will be capped at an annual maximum amount equal to 1.5% of common shares outstanding.

Once phantom units are granted for each performance period, they will be subject to a three-year vesting schedule, with one-third of the phantom units vesting and becoming payable on each of the first, second and third anniversaries of the date of grant (with the exception of the initial grant for the 2014 performance period which will vest and become payable on each of February 1, 2016, February 1, 2017 and February 1, 2018). The phantom units will be settled in cash at the end of each vesting period. The 2014-2018 LTIP is described in further detail beginning on page 35 of this Proxy Statement.

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Pay Mix & Performance-Based Compensation

In 2014, 89% of our CEO’s total direct compensation was performance-based. With the changes the Compensation Committee and Board made for 2015 and through the term of the 2014-2018 LTIP, our CEO’s compensation will be 100% performance-based.

* Pay mix excludes other personal benefits.

In 2014, our NEOs’ total compensation (excluding our CEO) was on average 62% performance-based.

Compensation Governance Practices

The Compensation Committee has adopted a number of compensation governance practices that further strengthen the alignment of our compensation program with our shareholders’ interests.

•	Clear, direct link between pay and performance

•	100% performance-based incentive awards

•	No hedging or “short sales” of Company stock

•	Robust stock ownership guidelines

•	No employment agreements except for overseas NEOs

•	No defined benefit retirement plan or supplemental executive retirement plan

•	Robust compensation risk management program

Executive Compensation Philosophy & Objectives

Philosophy and Objectives

The Board and Compensation Committee are committed to a pay-for-performance compensation structure that aligns with building our liquefaction facilities. Our executive compensation programs and objectives are designed to ensure we attract, retain and motivate executives with the talent and experience necessary for us to achieve our strategic business plan.

As one of the first movers in our industry, we face fierce competition for our executive officers, business leaders and engineers, and we seek to hire the highest caliber executives available in the global LNG marketplace. We remain focused on retaining our talent and our incentive program reflects our need to retain key leaders.

Our compensation structure is highly performance-based, long-term oriented and aligns with our primarily event-driven business objectives to build liquefaction facilities. This structure ensures our executive officers are motivated and incentivized to create long-term value for our shareholders.

32	Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

•	Annual and long-term incentive awards are 100% performance-based. We believe such an incentive structure creates appropriate motivation for our executive officers and aligns their compensation with the performance of our Company and value created for shareholders.

•	Incentive metrics are tied to our strategic goals. We believe close alignment between our compensation goals and our business strategy is critical to driving performance against our key milestones.

•	Significant long-term compensation is linked to growth in shareholder value. We believe our executive officers’ compensation should be tightly linked to the creation of value for our shareholders over the long run. As such, the majority of their compensation should be at risk and directly tied to corporate outperformance over longer time horizons.

Components of Our Executive Compensation Program

Base Salary

Base salaries provide the fixed compensation necessary to attract and retain key executives. The base salaries of our NEOs are designed to be comparable to positions in the marketplace from which we recruit executive talent. The base salaries of our NEOs in 2014 were generally considered in line with the median of the market, with the exception of our CEO, Mr. Souki, whose base salary was considered below the median of the market.

On December 17, 2014, the Compensation Committee recommended and the Board approved a change in the annual base salary for our CEO, Mr. Souki. Effective December 15, 2014, Mr. Souki’s base salary was reduced to $1 and he will forgo his annual cash bonus beginning in 2015 and through the rest of the term of the 2014-2018 LTIP. Beginning in 2015 and through 2018, Mr. Souki’s compensation will be based on long-term incentive awards that are 100% performance-based.

In 2015, the Compensation Committee also reviewed the base salaries of our other NEOs. On April 21, 2015, the Compensation recommended and on April 21, 2015, the Board approved 4% base salary adjustments effective January 12, 2015 (except that Mr. Abiteboul’s base salary adjustment is effective January 1, 2015). The increases were considered in line with planned increases by other energy companies. The following table provides the 2014 and 2015 base salaries of our NEOs.

2014 and 2015 Base Salaries
		2014 Base Salary		2015 Base Salary
Charif Souki	Chairman, Chief Executive Officer and President	$800,000	[1]	$1
Michael J. Wortley	Senior Vice President and Chief Financial Officer	$525,000		$546,000
H. Davis Thames	Former Senior Vice President and Chief Financial Officer	$585,000		—
Meg A. Gentle	Executive Vice President—Marketing	$585,000		$608,400
Anatol Feygin	Senior Vice President—Strategy and Corporate Development	$450,000		$468,000
Jean Abiteboul	Senior Vice President—International	$492,049	[2]	$483,743

[1]	Mr. Souki’s base salary was reduced to $1 effective December 15, 2014.

[2]	Mr. Abiteboul’s base salary is paid in British Pounds Sterling. His base salary for 2014 was 298,682 GBP. Effective January 1, 2015, his rate was increased to 310,629 GBP. The amounts reported in the table represent the U.S. dollar equivalent based on the exchange rate on the date each rate became effective: an exchange rate of 1 GBP to 1.6474 USD on December 30, 2013 and 1 GBP to 1.5573 USD on January 1, 2015.

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Annual Incentive Program

Our annual incentive program is 100% performance-based and delivered as a cash bonus. We believe this performance-based structure incentivizes our NEOs to achieve near-term developmental, operating and corporate goals that support the creation of long-term shareholder value.

2014 Annual Incentive Program

In 2014, the Compensation Committee reviewed the following near-term developmental, operating and corporate goals and achievements to determine annual incentive program funding and awards:

Strategic Area	2014 Near-Term Developmental, Operating and Corporate Goals	2014 Achievements
Operational

• Safely conduct Sabine Pass LNG Terminal and Creole Trail Pipeline operations efficiently and reliably within budget and in compliance with all regulatory requirements.

• Advance the Ready-For-Start-Up (“RFSU”) efforts for the Sabine Pass Project.

• Develop policy, principles and expectations on managing health, safety and environmental risks and achieving operational excellence across all assets.

• Developed a T1D1 (Train 1/Day 1) Work Plan to identify, schedule and coordinate RFSU tasks. RFSU efforts progressed according to plan. An independent third party review of operational readiness was conducted and no major gaps identified.

• The Cheniere Integrity Management System (CIMS) framework was developed based on the principles of Operational Excellence and implementation was 60% complete. Policies and procedures relating to Supply Chain Management, Technical Services, Design and Document Management and HSE are under development and on schedule.

Construction

• Progress Engineering, Procurement & Construction of Sabine Pass Project within budget and on schedule.

• Complete construction and commissioning of the Gillis Compressor Station and the Sabine Pass Project Measurement Stations within budget and on schedule.

• The Sabine Pass Project progressed on budget, remains on schedule and is in compliance with all regulatory requirements.

• Gillis Compressor Station and the Sabine Pass Project Measurement Stations are both ahead of schedule and under budget. Zero OSHA recordable and/or lost time incidents have been incurred on either project to date.

Development Projects

• Progress the FERC application for Sabine Pass Trains 5 and 6 and the Creole Trail Pipeline Extension Project.

• Obtain the Title V Air Permit and the USACE and CZM authorizations for Sabine Pass Trains 5 and 6 and the Creole Trail Pipeline Extension project.

• Progress the Sabine Pass Trains 5 and 6 DOE license application for non-free trade agreement countries.

• Advance development of the Corpus Christi Project in support of a first half 2015 FID; obtain all necessary permits and approvals.

• FERC application on track and anticipated to be ahead of schedule.

• Title V Air Permit and the USACE and CZM authorizations primarily achieved or anticipated to be achieved within Q1 2015.

• DOE licensing progressed and expected during Q2 2015.

• All permits and approvals necessary to commence construction progressed and are anticipated prior to end Q2 2015.

Marketing

• Execute SPAs with creditworthy customers for at least 6 mtpa at Corpus Christi Project.

• Execute short term SPAs for 2015—2018 excess production from Sabine Pass.

• Implement IT Systems, Mid Office and Risk processes necessary to support LNG trading business.

• Exceeded goal. 7.65 mtpa executed. • Exceeded goal. • Implementation goals met.

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Strategic Area	2014 Near-Term Developmental, Operating and Corporate Goals	2014 Achievements
Financing	• Raise financing commitments for Corpus Christi Trains 1 and 2. • Continue refinancing the Sabine Pass Project Term Loan A.	• Financing commitments achieved. • Partial refinancing completed in May 2014.
Budget	• Achieve financial goals with respect to capital budget and operating expenditures +/- 10%.	• Goals achieved.
People, Systems and Facilities

• Continue staffing plans in support of 2015 start of liquefaction operations.

• Develop and implement a revised new-hire training program to ensure operational preparation.

• Complete 16 week Business Process Optimization exercise and synchronize internal processes with enterprise system capabilities.

• Staffing goals exceeded and on track with longer-term goals. • Development and implementation of new-hire training program achieved. • Business optimization processes achieved.
Risk Management	• Review and update Enterprise Risk Assessment. • Complete initial liquidity assessment and establish minimum liquidity requirements.	• Enterprise Risk Assessment reviewed and updated. • Liquidity assessment and requirements developed and presented to the Board.

The Compensation Committee discussed with management its performance against the near-term developmental, operating and corporate goals that were approved in April 2014. Each of the goals had been achieved.

As a result of our excellent performance, the Compensation Committee recommended and the Board determined the Company had an exceptional year and it should pay annual cash bonuses at 80% of the maximum payout. The following annual cash bonuses under our annual incentive program were approved for 2014.

2014 Annual Cash Bonuses
Charif Souki	Chairman, Chief Executive Officer and President	$2,400,000
Michael J. Wortley	Senior Vice President and Chief Financial Officer	$900,000
H. Davis Thames	Former Senior Vice President and Chief Financial Officer	—
Meg A. Gentle	Executive Vice President—Marketing	$1,000,000
Anatol Feygin	Senior Vice President—Strategy and Corporate Development	$720,000
Jean Abiteboul	Senior Vice President—International	$742,260	[1]
1	Mr. Abiteboul’s cash bonus is paid in British Pounds Sterling and was 477,891 GBP. The amount reported in the table represents the U.S. dollar equivalent based on an exchange rate of 1 GBP to 1.5532 USD on December 30, 2014.

Long-Term Performance Incentive Program

In prior years, the largest component of our NEOs’ compensation has been performance-based incentive awards. We believe this incentivizes our NEOs to perform at their highest levels to achieve our long-term strategic business plan and to align management’s interests with our shareholders’ interests.

During 2014, no long-term incentive awards were granted other than new hire award grants. The Compensation Committee and Board used 2014 to engage shareholders and designed the 2014-2018 LTIP to appropriately incentivize our executive officers while taking shareholder views into account.

Under the 2014-2018 LTIP, our NEOs, including our CEO, were granted phantom units for the 2014 performance period on April 21, 2015.

2014-2018 LTIP

On April 21, 2015, the Compensation Committee recommended and on April 21, 2015, the Board approved the 2014-2018 LTIP. The plan replaces the long-term incentive plan originally proposed in 2014 and reflects feedback we received from our shareholder outreach. The 2014-2018 LTIP is a sub-plan of the Company’s 2015 Long-Term Cash Incentive Plan (the “2015 Plan”). The 2015 Plan generally provides for cash-settled awards in the form of stock appreciation rights, phantom unit awards, performance unit awards, other-stock based awards, and cash awards to the Company’s employees, non-employee directors and consultants.

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The 2014-2018 LTIP is 100% performance-based and will reward long-term performance measured against growth in the Company’s market capitalization, referred to in the plan documents as total shareholder value (“TSV”). The Board believes TSV is directly linked to the creation of long-term value for our shareholders and can serve as an objective assessment of our progress against key milestones. The 2014-2018 LTIP is designed to share the growth of our TSV with our executive officers and employees who are driving this growth. As we continue to achieve milestones and de-risk the project we expect shareholder value to increase. We expect the further achievement of these milestones to be the key drivers of growth in TSV.

The Compensation Committee views the 2014-2018 LTIP as a “bridge” program to attract, reward, and incentivize our executive officers and employees while we transition from a development-focused company to an operational one. As we transition to an operating company, the Compensation Committee expects to re-evaluate our long-term incentive plan and consider more traditional financial metrics.

Summary of Plan Design

For each performance period, a senior executive pool and a general pool will be funded up to a certain percentage of the growth in TSV provided that certain performance hurdles are met. Each pool will then be converted into phantom units based on the average 30-day stock price at the end of the performance period, which will be granted to our executive officers and employees. The 2014-2018 LTIP will be administered by the Compensation Committee.

Performance Periods

The term of the 2014-2018 LTIP commenced November 1, 2013 and consists of five consecutive annual performance periods ending October 31, 2018. Each performance period will begin on November 1 and end on October 31.

The Compensation Committee and the Board included 2014 performance as part of the 2014-2018 LTIP in order to ensure long-term performance incentive awards are part of the Company’s broader compensation program and to create a “bridge” program while we remain an event-driven company through 2018. The Compensation Committee and the Board considered goals and expectations discussed in 2013 during the initial design of the plan, and granted an award for the 2014 performance period in order to recognize the Company’s exceptional year in 2014.

Performance Hurdles

In each performance period, the Company will measure its annual total shareholder return (“TSR”) and annualized cumulative TSR since the beginning of the performance period.

•	Annual TSR: is defined as the percentage change in TSV for such performance period over the immediately preceding performance period.

•	Annualized Cumulative TSR: is the annualized percentage change in TSV for such performance period over all preceding performance periods including the initial performance period.

A minimum annual TSR and annualized cumulative TSR performance hurdle of 8% must be achieved each performance period for the pools to be funded. The maximum annual TSR and annualized cumulative TSR performance hurdles were set at 9%. The annual TSR and annualized cumulative TSR performance hurdles were set based on the expected average annual growth rate of similar companies in order to incentivize outperformance relative to the market. The annualized cumulative TSR acts as a ‘high water mark’ that ensures awards are granted for appreciation over the full performance period.

The initial TSV that was used to calculate the annualized cumulative TSR was $8,362,445,350. For the first performance period that ended October 31, 2014 the TSV was $16,881,586,848. Thus, the annual and annualized cumulative TSRs in the first performance period were 101.9%.

Maximum Compensation Caps

In order to respond to shareholder feedback about pay magnitude and concerns with incentive caps, the amount of the total senior executive pool potential was reduced, capped and is subject to downward adjustment at the discretion of the Compensation Committee.

The total percentages of growth in TSV that can be awarded are 2% of TSV growth for the senior executive pool and generally between 2% and 4% for the general pool. Our CEO’s compensation will be targeted at 50% of the senior executive pool. Additionally, the senior executive pool for each performance period will be capped at an annual maximum amount equal to 1.5% of our common shares outstanding.

36	Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

	Percentage of TSV Growth Awarded
TSR Performance Hurdle	Senior Executive Pool	General Pool
Annual TSR or Cumulative TSR < 8%	0%	0%
Annual TSR and Cumulative TSR => 8%, but one is < 9%	adjusted below max	adjusted below max
Annual TSR and Cumulative TSR => 9%	2%	2% - 4%

Funding of Pool

For each performance period, the plan will fund an aggregate phantom unit pool allocable to plan participants. This pool will be denominated in a number of phantom units equal to:

(1)	Percentage of TSV Growth Awarded

(2)	x Applicable TSV Growth

(3)	÷ Average Closing Stock Price

Aggregate	Phantom Unit Pool

TSV is defined as:

•	the market capitalization for such performance period plus

•	the aggregate amount paid by the Company for repurchases of the Company’s common stock made by the Company since the plan start date less

•	the aggregate value of all stock issuances since the plan start date plus

•	the aggregate amount of dividends paid to holders of the Company’s common stock since the plan start date.

TSV Growth is the difference between the TSV for a performance period plus any TSV Growth carried over from a prior performance period as a result of the cap, if any, minus the highest TSV achieved in any prior performance period.

Average Closing Stock Price is the average of the closing stock prices on each day of trading that occurs during a period of 30 consecutive calendar days that ends on and includes the day immediately prior to the last day of the applicable performance period (October 30). It does not include any prices for weekends or holidays.

Phantom Units Granted from the Senior Executive Pool for the 2014 Performance Period

For the performance period from November 1, 2013 to October 31, 2014, the Compensation Committee approved 2,200,000 phantom units to be awarded from the senior executive pool. The award represents 1.84% of the TSV Growth during the 2014 performance period.

Example—Multi-Year Scenarios for the Senior Executive Pool for the 2015-2018 Performance Periods

Multi-year payout scenarios for the 2015 through 2018 performance periods are shown below assuming constant rates of increase in TSV of 15%, 25% and 35%, respectively. A 15% constant annual increase in TSV over the period beginning November 1, 2015 through October 31, 2018 would result in a total of approximately 2.5 million phantom units being granted ratably from the senior executive pool over the period. A 35% constant annual increase in TSV would result in approximately 5 million phantom units being granted ratably from the senior executive pool over the period. The estimated phantom units to be issued based on 15% and 35% growth scenarios would represent approximately 1.0% and 2.1%, respectively, of our total shares outstanding as of December 31, 2014.

	4-year Annual Growth Rates in TSV
Estimated Awards for the Senior Executive Pool	15%	25%	35%
2015 Start Share Price (11/1/2014)	$71.29	$71.29	$71.29
2018 Average Closing Share Price (10/31/2018)	$124.69	$174.05	$236.79
Total Shares O/S (mm)	236.8	236.8	236.8
TSV Growth thru 2018 ($ in mm)	$12,643	$24,334	$39,191
Applicable TSV Percentage for Senior Executive Pool	2%	2%	2%
Cumulative # Phantom Shares Granted thru 2018 (mm)	2.471	3.789	4.911
Cumulative Phantom Shares Granted as % of Total Shares O/S	1.0%	1.6%	2.1%

Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	37

Vesting Schedule

Phantom units will be granted at the end of each performance period and will be settled in cash upon vesting. The phantom units awarded for each performance period will vest in three installments, with one-third of the phantom units vesting and becoming payable on each of the first, second and third anniversaries of the date of grant. For the awards granted for the 2014 performance period, one-third of the phantom units will vest and become payable on each of February 1, 2016, February 1, 2017 and February 1, 2018. Except as described below, plan participants will forfeit any unvested phantom units if the participant’s employment with the Company terminates for any reason prior to the applicable vesting dates. Any unvested phantom units will immediately vest and be payable to participants if (i) the Company terminates the participant’s employment without Cause or, in the case of executive officers, the executive officer terminates his or her employment with Good Reason (as defined under “Narrative to the Potential Payments upon Termination or Change-in-Control—Cash and Restricted Stock Awards”), (ii) the participant dies or incurs a Disability before such awards are fully vested, (iii) except in the case of a participant in the United Kingdom, the participant retires after age 65, or (iv) a Change of Control occurs (with each of these terms other than “Good Reason” as defined in the 2015 Plan). The following table shows the measurement periods, potential grant date and potential vesting schedules of the phantom units.

2014 Long-Term Performance Awards (granted in April 2015)

Based on our TSR of 101.9% and TSV Growth of $8.519 billion for the first performance period ending October 31, 2014, the Compensation Committee recommended and the Board approved the following awards for 2014 performance. The phantom units were granted on April 21, 2015, and will vest in three installments, with one-third of the phantom units vesting and becoming payable on each of February 1, 2016, February 1, 2017 and February 1, 2018.

2014 Long-Term Performance Awards (granted in April 2015)
Name	Title	Phantom Unit Award
Charif Souki	Chairman, Chief Executive Officer and President	1,100,000
Michael J. Wortley	Senior Vice President and Chief Financial Officer	170,000
Meg A. Gentle	Executive Vice President—Marketing	200,000
Anatol Feygin	Senior Vice President—Strategy and Corporate Development	130,000
Jean Abiteboul	Senior Vice President—International	80,000

Compensation and Benefits

We provide a limited number of other benefits to our NEOs that make our total compensation program competitive with the market.

Benefits

We offer the same benefits package to all of our employees and executive officers.

•	The Cheniere Retirement Plan is a tax-qualified 401(k) savings plan pursuant to which we match 100% up to the lesser of 6% of salary deferrals or the maximum deferrals permitted by law.

•	We also offer all employees medical, dental and vision benefits and health and dependent care reimbursement arrangements.

•	In addition, employees are covered by short-term and long-term disability, basic life insurance equal to two times base salary and voluntary life (elective) insurance and accidental death and dismemberment insurance.

38	Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

We do not offer a defined benefit pension plan to any of our employees or executive officers.

Perquisites

Perquisites are not a significant part of our compensation program and are provided to the executive officers on a limited basis. Because our executive officers’ duties require them to spend a significant amount of time traveling, the Company occasionally pays for charter flights for business purposes and owns a corporate plane. Our executive officers’ personal guests are permitted to fly with them on these flights on limited occasions at nominal or no incremental cost to the Company. In addition, Mr. Souki occasionally uses the corporate plane for personal reasons. We pay for the costs of overseas assignments for all of our employees, including Ms. Gentle who has been assigned to our London office, and we have entered into an indefinite term employment agreement with Mr. Abiteboul in compliance with U.K. law.

Compensation Arrangements for Overseas and Foreign NEOs

Given the nature of our business, it is important to have key leaders working outside of the U.S. and these positions require certain compensation arrangements.

Outside of arrangements with overseas or foreign employees, we do not have employment agreements with our NEOs.

Ms. Gentle currently serves as Executive Vice President-Marketing of the Company and President of Cheniere Marketing. She began serving as Senior Vice President-Marketing of the Company and President of Cheniere Marketing in June 2013. On July 24, 2013, the Compensation Committee approved an Assignment Letter for Ms. Gentle to assign her to the London office, effective August 19, 2013. Ms. Gentle’s assignment will continue until August 18, 2015, unless it is terminated earlier on three months’ written notice or extended by mutual agreement. Ms. Gentle’s assignment may also be terminated if any required visa or work permit in the U.K. is withdrawn or refused. Ms. Gentle remains an at-will employee of the Company at all times during her assignment, subject to the existing terms and conditions of her employment. Ms. Gentle also continues to be eligible to participate in the Company’s annual cash bonus program and long-term incentive plan. We have agreed to a tax equalization arrangement so that Ms. Gentle will receive the same amount of compensation, after taxes, while on assignment as she would have received had she remained resident in the U.S. Ms. Gentle will also receive certain allowances in connection with her assignment. Additional information about Ms. Gentle’s Assignment Letter is provided below in the “Narrative to the Summary Compensation & Grants of Plan-Based Awards Tables.”

On January 30, 2014, the Compensation Committee approved the Terms and Conditions of Employment (the “U.K. Employment Agreement”) between Jean Abiteboul, Senior Vice President-International of the Company, and Cheniere Supply & Marketing, Inc. (U.K. Establishment) (“Cheniere Supply & Marketing”), a wholly owned subsidiary of the Company. Mr. Abiteboul was previously seconded by the Company to Cheniere Supply & Marketing pursuant to an amendment to his French employment agreement dated February 20, 2006, as amended. Pursuant to the U.K. Employment Agreement, Mr. Abiteboul’s French employment agreement was terminated and his employment was transferred to Cheniere Supply & Marketing. Effective April 1, 2015, Mr. Abiteboul’s U.K. Employment Agreement was transferred to Cheniere Marketing Ltd., a wholly owned subsidiary of the Company.

Mr. Abiteboul’s employment under the U.K. Employment Agreement will continue until terminated by either party on six months’ written notice or by Cheniere Marketing Ltd. at any time for cause. The U.K. Employment Agreement also includes a six month non-competition and non-solicitation covenant with Mr. Abiteboul. Mr. Abiteboul is eligible to receive a discretionary bonus subject to performance and on terms and at a level as determined by the Compensation Committee pursuant to the U.K. Employment Agreement. In addition, Mr. Abiteboul receives a housing allowance and car allowance in each case subject to all deductions required by law. Cheniere Marketing Ltd. will pay 60% of the total contributions paid to the Caisse des Français de l’Etranger (“CFE”) in relation to health insurance as well as additional health insurance (mutuelle) and retirement benefits (AGIRC /ARRCO) of Mr. Abiteboul, and Mr. Abiteboul will pay the remaining 40%. Additional information about Mr. Abiteboul’s French employment agreement is provided below in the “Narrative to the Summary Compensation & Grants of Plan-Based Awards Tables.”

Change of Control Agreements

In 2008, the Compensation Committee approved Change of Control Agreements for certain employees of the Company, including the NEOs, which provide for a potential cash payment payable upon a change-in-control of the Company.

The Change of Control Agreements were adopted in recognition that the possibility of a change-in-control existed and that such possibility, and the uncertainty it may create, may result in the distraction or departure of employees to the detriment of the Company and the shareholders. The Change of Control Agreements were designed to ensure that certain employees designated by management and confirmed by the Compensation Committee were not unduly distracted by the circumstances attendant to the possibility of a change-in-control and to encourage their continued attention and dedication to our necessary operations.

Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	39

The Change of Control Agreements provide for the same formula for all participating employees. Specifically, upon a change in control, a cash payment in an amount equal to one times (1x) the employees’ base salaries in effect at or immediately prior to the change-in-control will be payable to participating employees.

The cash payments are payable within 30 days of the effective date of the change-in-control. A cessation of an employee’s employment at the previously designated level (including as a result of death or disability) for any reason, a termination of an employee other than for Cause (as defined in the Change of Control Agreements) and a termination by the employee for good reason that occurs not more than three months prior to a change-in-control will be deemed to be a termination of employment pursuant to a change-in-control, provided the employee demonstrates that such cessation or termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a change-in-control or the employee’s termination otherwise arose in connection with or in anticipation of a change-in-control.

The Change of Control Agreements expire on December 31 of each calendar year, but are automatically extended for an additional year each January 1 unless the Compensation Committee determines, and the Company provides notice to employees, that the Change of Control Agreements will not be extended.

Compensation Process

The Compensation Committee, with the support of an independent compensation consultant and company management, handles the development and implementation of our executive compensation program. The Compensation Committee makes recommendations to the Board regarding our executive officers’ compensation for the Board’s final approval.

Role of the Compensation Committee and Board

The Compensation Committee reviews and approves the performance goals established by management which are required to be achieved for our executive officers to earn performance-based compensation. The performance goals are consistent with the strategic business plan of the Company. The Compensation Committee reviews and recommends to the Board for approval the annual compensation, including the competitiveness of each component of the total compensation package, for our CEO and each NEO. Key components of this process include:

•	Evaluating the achievement of annual developmental, operating and corporate goals for the year to determine the total amount of the bonus pool for the annual cash bonus awards.

•	Reviewing, discussing and modifying, as appropriate, recommendations from the CEO on the base salaries and annual cash bonus awards for our executive officers. The Compensation Committee makes its recommendations for the Board’s final approval.

•	Reviewing and recommending to the Board for approval long-term incentive awards for the CEO and executive officers.

•	Meeting in executive session to discuss and determine the amount of our CEO’s compensation.

Role of Management

Management and the Human Resources department support the Compensation Committee’s process.

•	All compensation recommendations reflect input from our Human Resources department and independent compensation consultant. Their recommendations are based on the Company’s performance and their review of external market data.

•	At the end of the year, the CEO proposes base salaries and annual cash bonus awards for our executive officers to the Compensation Committee which then reviews, discusses and modifies, as appropriate, these recommendations.

Role of the Independent Compensation Consultant

The independent compensation consultant reports to the Compensation Committee Chairman and has direct access to Compensation Committee members. The independent compensation consultant attends Compensation Committee meetings on request and also meets with the Compensation Committee in executive session without management present.

In 2013, we engaged Pearl Meyer & Partners, LLP (“PM&P”) as our independent compensation consultant, and they served as our independent compensation consultant during 2014.

40	Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

With respect to engaging PM&P during 2014, we considered whether any conflict of interest existed under the SEC rules and NYSE MKT LLC listing standards. We reviewed the following related to PM&P’s independence: (1) other services provided to us by PM&P; (2) fees paid by us as a percentage of PM&P’s total revenue; (3) policies or procedures maintained by PM&P that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any Company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and PM&P or the individual consultants involved in the engagement. We concluded that there were no conflicts of interest that prevented PM&P from serving as an independent consultant to the Compensation Committee on executive compensation matters.

Peer Group and Benchmarking

Each year, the Compensation Committee, with the assistance of management and our independent compensation consultant, reviews external market data to determine the competitiveness of the total compensation package of our executive officers. The market data selected is representative of the energy industry within which we operate and includes companies with similar business activities and with which we compete for executive talent.

The Compensation Committee reviews the following components of each executive officer’s compensation relative to the amount paid to executives in similar positions within the market data: base salary, annual cash bonuses and long-term incentive awards. The market data serves as a point of reference for measuring the compensation of each of our executive officers, but individual compensation decisions are made based on a combination of considerations, including the Company’s overall performance; the individual roles, responsibilities and performance of each of our executive officers; and market competitiveness. The Compensation Committee does not adhere to a rigid benchmarking process in setting compensation; rather, information is used as a market reference for the Compensation Committee.

Survey Data & Peer Group

With assistance from management and our independent compensation consultant, the Compensation Committee reviews our executive officers’ compensation against both nationally recognized published survey data, as well as proxy data from our peer group. The Towers Watson 2013 Energy Services Executive Compensation Survey Report—U.S. was used for 2014. Attached to this Proxy Statement as Exhibit A is the list of companies included in the Towers Watson 2013 Energy Services Executive Compensation Survey Report—U.S.

We made no changes to our peer group in 2014. The following peer group was used as a market reference to our executive officers’ compensation in 2014.

2014 Proxy Peer Group
•AES Corp	•NRG Energy Inc.
•AGL Resources Inc.	•ONEOK, Inc.
•Calpine Corp.	•Plains All American Pipeline L.P.
•CMS Energy Corp	•Questar Corporation
•Dynegy Inc.	•Regency Energy Partners LP
•Enbridge Energy Partners, L.P.	•Sempra Energy
•EQT Corporation	•Spectra Energy Corp.
•Markwest Energy Partners, L.P.

Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	41

Other Considerations

Stock Ownership Guidelines

Our Board believes that significant stock ownership by our executive officers strengthens their alignment with shareholders and demonstrates the executive officers’ commitment to the Company and we have rigorous stock ownership guidelines.

Stock Ownership Guidelines for Non-Employee Directors and Executive Officers
Position	Stock Ownership Guidelines
Non-Employee Directors	50% of the director’s annual compensation awarded for each of his/her 3 most recent service years
Chairman, CEO and President	5x notional base salary
Executive Vice Presidents and Senior Vice Presidents	2x base salary

All non-employee directors and executive officers are expected to be in full compliance with the guidelines by the fifth anniversary of the original effective date (April 3, 2008) of the guidelines or within five years of initial appointment to a position subject to the guidelines, with certain ownership thresholds that must be met in the interim period. If a non-employee director or executive officer is not in compliance with the guidelines, he or she is required to retain the entire after-tax value of Company stock received upon the vesting of stock awards and the exercise of stock options until the interim threshold requirements or compliance with the guidelines is achieved. The Board recognizes that there may be occasions in which the guidelines place a severe hardship on the individual and has delegated discretion to the Governance and Nominating Committee to determine whether an exemption should be granted to the individual in such instances. All of our non-employee directors and executive officers are in compliance with the guidelines.

Tax and Accounting Considerations

In designing our compensation programs, we take into account the various tax, accounting and disclosure rules associated with various forms of compensation. We also review and consider the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code and design our compensation programs with the intent that they comply with Section 409A of the Internal Revenue Code. We generally seek to preserve tax deductions for executive compensation but recognize that it may be beneficial to grant compensation that is not fully tax deductible when we believe it is in the best interests of the Company and our shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

David B. Kilpatrick, Chairman

Vicky A. Bailey

Nuno Brandolini

Keith F. Carney

Randy A. Foutch

42	Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

SUMMARY COMPENSATION

The following table and narrative text sets forth the total compensation awarded to, earned by or paid to our CEO, Chief Financial Officer (“CFO”) and three other most highly compensated executive officers for 2014, who are referred to as our “NEOs” in the following compensation tables. Effective January 14, 2014, H. Davis Thames ceased to serve as CFO and Michael Wortley was appointed Senior Vice President and CFO of the Company. Both Messrs. Thames’s and Wortley’s total compensation for 2014 is reported in the below table. Mr. Thames left the Company on March 7, 2014. Mr. Feygin joined the Company as Senior Vice President—Strategy and Corporate Development on March 31, 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (4)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)
Charif Souki Chairman, Chief Executive Officer and President	2014	$800,000	$2,400,000	—	—	$4,200,000	—	$291,346	$7,691,346
	2013	$800,000	$3,680,000	$132,930,000	—	$4,200,000	—	$339,280	$141,949,280
	2012	$781,063	$3,200,000	$49,210,000	—	$4,200,000	—	$127,269	$57,518,332
Michael J. Wortley Senior Vice President and Chief Financial Officer	2014	$503,846	$900,000	—	—	$96,000	—	$16,138	$1,515,984
	2013	$325,000	$500,000	$7,428,167	—	$96,000	—	$18,938	$8,368,105
	2012	$252,211	$400,000	$1,124,800	—	$96,000	—	$16,436	$1,889,447
H. Davis Thames Former Senior Vice President and Chief Financial Officer (6)	2014	$142,154	—	—	—	$1,800,000	—	$5,159	$1,947,313
	2013	$420,000	$935,000	$18,990,000	—	$600,000	—	$19,663	$20,964,663
	2012	$340,910	$850,000	$7,030,000	—	$600,000	—	$17,353	$8,838,263

Meg A. Gentle Executive Vice President—Marketing	2014	$578,654	$1,000,000	—	—	$600,000	—	$1,056,605	$3,235,259
	2013	$420,000	$935,000	$18,990,000	—	$600,000	—	$776,238	$21,721,238
	2012	$340,910	$850,000	$7,030,000	—	$600,000	—	$17,353	$8,838,263
Anatol Feygin Senior Vice President—Strategy and Corporate Development	2014	$320,192	$720,000	$5,759,000	—	—	—	$120,500	$6,919,692
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—

Jean Abiteboul (7) Senior Vice President—International	2014	$461,850	$742,260	—	—	$480,000	—	$390,789	$2,074,899
	2013	$427,108	$600,000	$12,660,000	—	$480,000	—	$197,659	$14,364,767
	2012	$326,799	$600,000	$5,624,000	—	$480,000	—	$368,185	$7,398,984

(1)	This column represents the base salary earned, including any amounts invested by the NEOs in the Company’s Retirement Plan. The Company’s Retirement Plan is described in the CD&A under “Compensation and Benefits.”

(2)	This column represents the cash bonus awards paid to the NEOs for performance for each respective year. Mr. Thames left the Company on March 7, 2014, and did not receive a cash bonus award in 2014.

(3)	The amounts in this column reflect the grant date fair value of awards, computed in accordance with stock-based compensation accounting rules. Values for awards subject to performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award. A discussion of the assumptions used in calculating the award values may be found in Note 11 to our 2014 audited financial statements beginning on page 93 of our Form 10-K filed with the SEC on February 20, 2015.

For Mr. Feygin, the amount in this column for 2014 includes the grant date fair value ($57.59) of shares of restricted stock granted to him on April 1, 2014 as his new hire award. Mr. Feygin’s shares of restricted stock vest in four equal installments beginning April 1, 2015.

On February 18, 2013, Messrs. Souki, Wortley, Thames and Abiteboul and Ms. Gentle were each granted a long-term incentive award (“LTI Award”) for construction of Trains 3 and 4 of the Sabine Pass Project in the form of restricted stock. A portion of their LTI Award was granted as a Milestone Award and a portion was granted as a Stock Price Award. The amount in this column for 2013 includes the grant date fair value of the LTI Awards as follows: the Milestone Awards had a grant date fair value of $21.57 ($21.63 for Mr. Wortley), 50% of the Stock Price Awards ($25 stock price hurdle) had a grant date fair value of $20.67 ($20.94 for Mr. Wortley) and 50% of the Stock Price Awards ($35 stock price hurdle) had a grant date fair value of $19.65 ($19.88 for Mr. Wortley). The first installment of 30% of the Milestone Awards vested upon the closing of financing and issuance of NTP to commence construction of Trains 3 and 4 of the Sabine Pass Project on May 28, 2013. The second installment of 20% of the Milestone Awards vested upon payment of 60% of the original contract price of the EPC contract on October 1, 2014. Mr. Thames left the Company on March 7, 2014, and forfeited the outstanding portion of his unvested LTI Award for construction of Trains 3 and 4 so he did not receive the second installment. The remaining installments will vest for Messrs. Souki, Wortley and Abiteboul and Ms. Gentle as follows: (i) 20%

Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	43

will vest upon substantial completion of Train 4 of the Sabine Pass Project and (ii) 30% will vest on the first anniversary of substantial completion of Train 4 of the Sabine Pass Project. The Stock Price Awards vested in two 50% installments based on the achievement of $25 and $35 average Company stock price hurdles. On May 22, 2013, the first installment of 50% of the Stock Price Awards vested based on the achievement of an average closing stock price of the Company (as reported on the NYSE MKT LLC) of $25, and on December 6, 2013, the second installment of 50% of the Stock Price Awards vested based on the achievement of an average closing stock price of the Company of $35 (as reported on the NYSE MKT LLC).

Upon the issuance of NTP to commence construction of Trains 1 and 2 of the Sabine Pass Project on August 9, 2012, Messrs. Souki, Wortley, Thames and Abiteboul and Ms. Gentle were each granted an LTI Award. A portion of their LTI Award for construction of Trains 1 and 2 of the Sabine Pass Project was granted in the form of restricted stock. The amount in this column for 2012 includes the grant date fair value ($14.06) of the restricted stock awards for construction of Trains 1 and 2 of the Sabine Pass Project. The first installment of 35% of the restricted stock awards vested upon the issuance of NTP to commence construction of Trains 1 and 2 of the Sabine Pass Project and the second and third installments of 10% and 15% of the restricted stock awards vested on August 9, 2013 and August 9, 2014, which were the first and second anniversaries, respectively, of the issuance of NTP to commence construction of Trains 1 and 2 of the Sabine Pass Project. The remaining installments will vest as follows: 15% and 25% on the third and fourth anniversaries, respectively, of the issuance of NTP to commence construction of Trains 1 and 2 of the Sabine Pass Project. In connection with Mr. Thames’s departure from the Company on March 7, 2014, the Company agreed to permit the early vesting of the outstanding portion of his restricted stock awards for construction of Trains 1 and 2 pursuant to a Termination Agreement and Release.

(4)	Upon the issuance of NTP to commence construction of Trains 1 and 2 of the Sabine Pass Project on August 9, 2012, Messrs. Souki, Wortley, Thames and Abiteboul and Ms. Gentle were each granted an LTI Award. A portion of their LTI Award for construction of Trains 1 and 2 of the Sabine Pass Project was granted as a cash award. The cash awards vest and are paid in five equal annual installments of 20%. The first and second installments were paid on August 9, 2012 and August 9, 2013, respectively. The amount in this column for 2014 represents the third annual installment that was paid on August 9, 2014. In connection with Mr. Thames’s departure from the Company on March 7, 2014, the Company agreed to permit the early vesting of the outstanding portion of his unvested cash award for construction of Trains 1 and 2 pursuant to a Termination Agreement and Release.

(5)	This column represents all other compensation not reported in the previous columns, including the costs to the Company of providing certain perquisites and other personal benefits, payment of insurance premiums and matching contributions allocated by the Company pursuant to the Company’s Retirement Plan.

(6)	Effective January 14, 2014, H. Davis Thames ceased to serve as Senior Vice President and CFO of the Company. Mr. Thames left the Company on March 7, 2014. A description of the Termination Agreement and Release between Mr. Thames and the Company is provided under “Certain Relationships and Related Transactions” on page 61 of this Proxy Statement.

(7)	Mr. Abiteboul’s base salary and bonus are paid in British Pounds Sterling. Mr. Abiteboul was paid 297,354 GBP in base salary in 2014. His annual cash bonus was 477,891 GBP. The amount reflected in the table represents the U.S. dollar equivalent based on an exchange rate of 1 GBP to 1.5532 USD on December 30, 2014.

44	Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

All Other Compensation included in the Summary Compensation Table

Name	Year	Perquisites and Other Personal Benefits ($) (A)	Insurance Premiums ($) (B)	Company Contributions to Retirement and 401(k) Plans ($) (C)	Total ($)
	2014	$290,206	$1,140	—	$291,346
Charif Souki	2013	$337,600	$1,680	—	$339,280
	2012	$125,489	$1,680	—	$127,169
	2014	$2,598	$1,140	$12,400	$16,138
Michael J. Wortley	2013	$2,880	$1,248	$14,810	$18,938
	2012	$2,880	$1,056	$12,500	$16,436
	2014	$287	$154	$4,718	$5,159
H. Davis Thames (D)	2013	$3,442	$1,411	$14,810	$19,663
	2012	$3,442	$1,411	$12,500	$17,353
	2014	$1,039,865	$1,140	$15,600	$1,056,605
Meg A. Gentle	2013	$760,017	$1,411	$14,810	$776,238
	2012	$3,442	$1,411	$12,500	$17,353
Anatol Feygin	2014	$119,730	$770	—	$120,500
	2014	$389,261	$1,528	—	$390,789
Jean Abiteboul	2013	$186,285	$11,374	—	$197,659
	2012	$358,959	$9,226	—	$368,185

(A)	The amount in this column includes the aggregate incremental cost to the Company attributable to a parking space in our office building for Messrs. Souki, Wortley, Thames and Ms. Gentle.

During 2014, Mr. Souki’s personal guests flew with him on Company-chartered aircraft and the corporate plane on several occasions and Mr. Souki occasionally used the corporate plane for personal reasons. The amount in this column for Mr. Souki for 2014 also includes the aggregate incremental cost to the Company for Mr. Souki’s personal use of the corporate plane in the amount of $286,764. We determine the aggregate incremental cost of the personal use of the company plane by reference to a cost-per-flight-hour charge developed by a nationally-recognized and independent service. The cost-per-flight-hour charge reflects the direct operating cost of the aircraft, including fuel, aircraft landing and parking, as well as an allocable allowance for maintenance and engine restoration. Fixed costs that do not change based on usage, such as pilot salaries, depreciation and insurance, are not included. No compensation relating to personal guests is included in the table for 2014 since the aircraft could accommodate additional passengers at no additional incremental cost to the Company.

During 2013, Mr. Souki’s personal guests flew on and Mr. Souki used Company-chartered aircraft to commute to the Company’s headquarters on several occasions. The amount in this column for Mr. Souki for 2013 also includes the aggregate incremental cost to the Company for Mr. Souki’s personal use of Company-chartered aircraft in the amount of $334,159, determined on a per flight basis based on average costs over the course of the year. No compensation relating to personal guests is included in the table for 2013 since the aircraft could accommodate additional passengers at no additional incremental cost to the Company.

For 2012, the amount in this column for Mr. Souki also includes an annual allowance for housing and living costs in the U.K. in the amount of $66,667. Mr. Souki no longer receives the annual allowance for housing and living costs in the U.K., effective August 2012. During 2012, Mr. Souki’s personal guests flew on, and Mr. Souki used, Company-chartered aircraft to commute to the Company’s headquarters on several occasions. The amount in this column for Mr. Souki for 2012 also includes the aggregate incremental cost to the Company for Mr. Souki’s personal use of Company-chartered aircraft in the amount of $55,380, determined on a per flight basis based on average costs over the course of the year. No compensation relating to personal guests is included in the table for 2012 since the aircraft could accommodate additional passengers at no additional incremental cost to the Company.

For 2014, the amount in this column for Ms. Gentle also includes the costs paid by the Company in relation to Ms. Gentle’s assignment in the U.K. These costs include the following: housing and utility costs in the amount of $342,597; a cost of living differential payment; a car allowance; education expenses, medical benefits and home travel expenses for Ms. Gentle and her family; tax preparation services; and tax equalization payments in the amount of $454,229 (267,302 GBP) and a gross-up payment for taxes in the amount of $24,356 so that Ms. Gentle would receive the same amount of compensation, after taxes, while on assignment as she would have received had she remained a resident of the U.S. Costs paid by the Company for housing and utilities, the car allowance, education expenses, medical benefits and the tax equalization payment were paid for Ms. Gentle in British Pounds Sterling and this table represents the U.S. Dollar equivalent of the costs based on monthly exchange rate conversions from British Pounds Sterling. Ms. Gentle’s personal guest flew on Company-chartered aircraft on one occasion. No compensation relating to personal guests is included in the table for 2014 since the aircraft could accommodate additional passengers at no additional incremental cost to the Company.

Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	45

For 2013, the amount in this column for Ms. Gentle also includes the costs paid by the Company in relation to Ms. Gentle’s assignment in the U.K. These costs include the following: housing and utility costs in the amount of $134,962; a cost of living differential payment; a disturbance allowance; education expenses, medical benefits and relocation, moving and travel expenses for Ms. Gentle and her family; and a lump-sum tax equalization payment in the amount of $392,960 (236,289 GBP) and a gross-up payment for taxes in the amount of $17,785 so that Ms. Gentle would receive the same amount of compensation, after taxes, while on assignment as she would have received had she remained resident in the U.S. The amount for Ms. Gentle that is reported in this table for housing and utility costs for 2013 represents the U.S. dollar equivalent based on monthly exchange rate conversions from British Pounds Sterling. The amount for Ms. Gentle that is reported in this table for the tax equalization payment for 2013 represents the U.S. dollar equivalent based on the December 26, 2013 exchange rate of 1 GBP to 1.66305 USD.

For 2014, the amount in this column for Mr. Feygin includes the costs for his relocation to Houston in the amount of $119,730, including a gross-up payment for taxes in the amount of $26,702. During 2014, Mr. Feygin’s personal guests flew on Company-chartered aircraft on one occasion. No compensation relating to personal guests is included in the table for 2014 since the aircraft could accommodate additional passengers at no additional incremental cost to the Company.

For 2014, the amount in this column for Mr. Abiteboul includes costs paid by the Company in relation to Mr. Abiteboul’s U.K. Employment Agreement. Pursuant to Mr. Abiteboul’s U.K. Employment Agreement effective January 30, 2014, these costs included the following: a living allowance in the amount of $270,498 (174,155 GBP); an auto allowance; and $65,100 (53,559 EUR) for the Company’s contributions to continued French health insurance and additional health insurance and retirement benefits for Mr. Abiteboul. In addition, for 2014, the amount in this column for Mr. Abiteboul includes costs related to a Company-owned car, housing and utilities and home telecommunications services pursuant to his prior U.K. secondment agreement as well as a social club, personal trips and personal tax services. For 2014, the incremental cost to the Company related to Mr. Abiteboul’s use of the Company-owned car includes the costs paid by the Company for insurance, fuel and maintenance. The amounts for Mr. Abiteboul that are reported in this column for 2014 represent the U.S. dollar equivalent based on the December 30, 2014 exchange rates of 1 GBP to 1.5532 USD and 1 EUR to 1.21548 USD.

For 2013, the amount in this column for Mr. Abiteboul includes costs paid by the Company in relation to Mr. Abiteboul’s secondment to the U.K. These costs include the following: housing costs in the amount of $110,235 (66,857 GBP); personal tax services in the amount of $27,988 (16,975 GBP); and a tax equalization payment in the amount of $27,879 (16,909 GBP) for a portion of the taxes Mr. Abiteboul incurred in 2013 as a result of his secondment. In addition, for 2013, the amount in this column for Mr. Abiteboul includes the costs paid by the Company for Mr. Abiteboul’s use of a Company-owned car, discretionary French retirement plan contributions, and home telecommunications services. For 2013, the incremental cost to the Company related to Mr. Abiteboul’s use of the Company-owned car includes the costs paid by the Company for insurance, fuel and parking. The amounts for Mr. Abiteboul that are reported in this column for 2013 represent the U.S. dollar equivalent based on the December 31, 2013 exchange rate of 1 GBP to 1.6488 USD and 1 EUR to 1.3766 USD.

For 2012, the amount in this column for Mr. Abiteboul includes costs paid by the Company in relation to Mr. Abiteboul’s secondment to the U.K. These costs include the following: housing costs in the amount of $125,018 (77,395 GBP); personal tax services; return visits to France; installation costs; and a tax equalization payment in the amount of $190,510 (117,939 GBP) for a portion of the taxes Mr. Abiteboul incurred in 2012 as a result of his secondment. In addition, for 2012, the amount in this column for Mr. Abiteboul includes costs paid by the Company for Mr. Abiteboul’s use of a Company-owned car, discretionary French retirement plan contributions and a club membership. For 2012, the incremental cost to the Company related to Mr. Abiteboul’s use of the Company-owned car includes the costs paid by the Company for insurance, fuel, parking and maintenance. The amounts for Mr. Abiteboul that are reported in this column for 2012 represent the U.S. dollar equivalent based on the December 31, 2012 exchange rate of 1 GBP to 1.32148 USD and 1 EUR to 1.61533 USD.

(B)	With the exception of Mr. Abiteboul, the amounts in this column reflect insurance premiums payable for basic term life insurance with a benefit of two times annual base salary capped at a maximum of $1,000,000. This benefit is available to all employees of the Company. The amount in this column for Mr. Abiteboul reflects insurance premiums payable under the Company’s U.K. group life insurance plan, which is available to all U.K. employees.

(C)	With the exception of Messrs. Souki, Feygin and Abiteboul, the amounts in this column reflect matching contributions allocated by the Company to each of the NEOs pursuant to the Company’s Retirement Plan.

(D)	Mr. Thames left the Company on March 7, 2014. A description of the Termination Agreement and Release between Mr. Thames and the Company is provided under “Certain Relationships and Related Transactions” on page 61 of this Proxy Statement.

46	Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Grants of Plan-Based Awards

The following table and narrative text describe the stock awards made during 2014. Mr. Feygin is the only NEO who was granted a stock award in 2014. Mr. Feygin joined the Company as Senior Vice President—Strategy and Corporate Development on March 31, 2014, and he received shares of restricted stock on April 1, 2014 as his new hire award.

Grants of Plan-Based Awards During Fiscal Year 2014

Name	Grant Date	Plan	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Charif Souki	—	—	—	—	—	—	—	—	—	—	—	—
Michael J. Wortley	—	—	—	—	—	—	—	—	—	—	—	—
H. Davis Thames	—	—	—	—	—	—	—	—	—	—	—	—
Meg A. Gentle	—	—	—	—	—	—	—	—	—	—	—	—
Anatol Feygin	4/1/2014	2011 Plan	—	—	—	—	—	—	100,000	—	—	$5,759,000
Jean Abiteboul	—	—	—	—	—	—	—	—	—	—	—	—
(1)	This column reflects the number of shares and grant date fair value ($57.59) of shares of restricted stock granted to Mr. Feygin on April 1, 2014 as his new hire award. Mr. Feygin’s shares of restricted stock vest in four equal installments beginning April 1, 2015.

Narrative to the Summary Compensation & Grants of Plan-Based Awards Tables

Compensatory Arrangements for Certain Executive Officers

On July 24, 2013, the Compensation Committee approved an Assignment Letter for Ms. Gentle to assign her to the London office, effective August 19, 2013. Ms. Gentle’s assignment will continue until August 18, 2015, unless it is terminated earlier on three months’ written notice or extended by mutual agreement. Ms. Gentle’s assignment may also be terminated if any required visa or work permit in the U.K. is withdrawn or refused. Ms. Gentle remains an at-will employee of the Company at all times during her assignment, subject to the existing terms and conditions of her employment. Ms. Gentle also continues to be eligible to participate in the Company’s bonus plan and any other incentive plan arrangements that may be approved by the Compensation Committee. Pursuant to the Assignment Letter, the Company agreed to a tax equalization arrangement so that Ms. Gentle will receive the same amount of compensation, after taxes, while on assignment as she would have received had she remained resident in the United States. Ms. Gentle will also receive certain allowances in connection with her assignment. Ms. Gentle’s Assignment Letter is also described in the CD&A under “Compensation Arrangements for Overseas or Foreign NEOs.”

During January 2014, Mr. Abiteboul had an employment agreement with our French subsidiary for an unlimited term. Pursuant to the agreement, Mr. Abiteboul received a fixed annual gross salary that was reviewed annually by the Compensation Committee and a portion of which was an expatriation allowance. He was also entitled to receive an annual bonus and an annual award of equity, each in an amount up to 100 percent of his annual salary. Mr. Abiteboul’s compensation was subject to deductions for social security, including his social security contribution, additional retirement and social welfare contributions, medical insurance and unemployment insurance, as provided by French law. Mr. Abiteboul participated in permanent and private medical insurance arrangements in France and was entitled to a death in-service benefit. The Company provided Mr. Abiteboul with use of a Company-owned car and the Company paid for insurance, fuel, parking and maintenance expenses related to the car, personal tax services, club memberships, discretionary French retirement plan contributions and home telecommunication services for Mr. Abiteboul. The agreement provided for non-compete and non-solicitation obligations on the part of Mr. Abiteboul for a period of 12 months following the termination of the agreement. In consideration for the non-compete obligation, Mr. Abiteboul would have received a monthly indemnity equal to 30 percent of his average fixed monthly salary over the previous 12-month period; provided, however, the Company was entitled to waive the non-compete obligation upon notice to Mr. Abiteboul. In April 2010, the Compensation Committee approved an amendment to Mr. Abiteboul’s employment agreement to provide for a secondment arrangement with Cheniere Supply & Marketing and Mr. Abiteboul. As a result of Mr. Abiteboul’s secondment, Mr. Abiteboul no longer received the expatriation allowance effective April 30, 2010.

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On January 30, 2014, the Compensation Committee approved a U.K. Employment Agreement between Mr. Abiteboul and Cheniere Supply & Marketing. Pursuant to the U.K. Employment Agreement, Mr. Abiteboul’s French employment agreement was terminated and his employment was transferred to Cheniere Supply & Marketing. Effective April 1, 2015, Mr. Abiteboul’s U.K. Employment Agreement was transferred to Cheniere Marketing Ltd. Mr. Abiteboul’s employment under the U.K. Employment Agreement will continue until terminated by either party on six months’ written notice or by Cheniere Marketing Ltd. at any time for cause. The U.K. Employment Agreement also includes a six month non-competition and non-solicitation covenant by Mr. Abiteboul. Mr. Abiteboul is eligible to receive a discretionary bonus subject to performance and on terms and at a level as determined by the Compensation Committee pursuant to the U.K. Employment Agreement. In addition, Mr. Abiteboul receives a housing allowance and a car allowance, in each case subject to all deductions required by law. Cheniere Marketing Ltd. pays 60% of the total contributions paid to the CFE in relation to health insurance as well as additional health insurance (mutuelle) and retirement benefits (AGIRC /ARRCO) of Mr. Abiteboul, and Mr. Abiteboul pays the remaining 40%.

Annual Cash Bonuses and Restricted Stock Awards

On December 9, 2014, the Compensation Committee recommended and the Board approved an annual cash bonus pool for all employees of the Company, including the NEOs, at eighty percent (80%) of the maximum payout for the 2014 performance year. The developmental, operating and corporate performance goals to establish funding for the 2014 performance year annual cash bonus pool were approved by the Compensation Committee at the beginning of the year. The 2014 developmental, operating and corporate performance goals, and the corresponding outcomes reached by year end, are described in detail in the CD&A under “2014 Annual Incentive Program.” A portion of the annual cash bonus pool was allocated to each of the NEOs based on a recommendation by the CEO and such NEOs’ contributions in 2014. The annual cash bonus awards were paid to all employees, including the NEOs, on December 24, 2014, with the exception of Mr. Abiteboul’s, which was paid on December 29, 2014. Mr. Thames left the Company on March 7, 2014, and did not receive an annual cash bonus award in 2014.

Mr. Feygin joined the Company as Senior Vice President—Strategy and Corporate Development on March 31, 2014. He was granted 100,000 shares of restricted stock on April 1, 2014, as his new hire award. Mr. Feygin’s shares of restricted stock vest in four equal installments beginning April 1, 2015.

48	Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table reflects the number of securities underlying unexercised stock options held by the NEOs as of December 31, 2014, the exercise price of the unexercised stock options and the date of expiration of the unexercised stock options. The table also reflects the total number and aggregate value of unvested restricted stock held by the NEOs as of December 31, 2014.

Outstanding Equity Awards at December 31, 2014

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable		Unexercisable
Charif Souki	—		—	—	—	—	1,400,000	(2)	$98,560,000	—	—
	—		—	—	—	—	2,100,000	(3)	$147,840,000	—	—
Michael J. Wortley	1,500	(4)	—	—	$33.39	09/05/2016	32,000	(2)	$2,252,800	—	—
	—		—	—	—	—	116,666	(3)	$8,213,286	—	—
H. Davis Thames (5)	—		—	—	—	—	—		—	—	—
	—		—	—	—	—	—		—	—	—
Meg A. Gentle	—		—	—	—	—	200,000	(2)	$14,080,000	—	—
	—		—	—	—	—	300,000	(3)	$21,120,000	—	—
Anatol Feygin	—		—	—	—	—	100,000	(6)	$7,040,000	—	—
Jean Abiteboul	—		—	—	—	—	160,000	(2)	$11,264,000	—	—
	—		—	—	—	—	200,000	(3)	$14,080,000	—	—
(1)	The values represented in this column have been calculated by multiplying $70.40, the closing price of our common stock on December 31, 2014, by the number of shares of unvested restricted stock.

(2)	These are shares of unvested restricted stock of the Company that were granted to Messrs. Souki, Wortley and Abiteboul and Ms. Gentle as the equity portion of their LTI Award for construction of Trains 1 and 2 of the Sabine Pass Project. The shares of restricted stock were granted upon issuance of NTP to commence construction of Trains 1 and 2 of the Sabine Pass Project on August 9, 2012. The first installment of 35% of the restricted stock awards vested immediately and the second and third installments of 10% and 15% of the restricted stock awards vested on August 9, 2013 and August 9, 2014, which were the first and second anniversaries, respectively, of the issuance of NTP to commence construction of Trains 1 and 2 of the Sabine Pass Project. The remaining installments will vest as follows: 15% and 25% on the third and fourth anniversaries, respectively, of the issuance of NTP to commence construction of Trains 1 and 2 of the Sabine Pass Project.

(3)	These are shares of unvested restricted stock of the Company that were granted to Messrs. Souki, Wortley and Abiteboul and Ms. Gentle as their Milestone Awards for construction of Trains 3 and 4 of the Sabine Pass Project. The first installment of 30% of the Milestone Awards vested upon the closing of financing and issuance of NTP to commence construction of Trains 3 and 4 of the Sabine Pass Project on May 28, 2013. The second installment of 20% of the Milestone Awards vested upon payment of 60% of the original contract price of the EPC contract on October 1, 2014. The remaining installments of the Milestone Awards will vest as follows: (i) 20% will vest upon substantial completion of Train 4 of the Sabine Pass Project and (ii) 30% will vest on the first anniversary of substantial completion of Train 4 of the Sabine Pass Project.

(4)	These stock options were granted as part of a special grant Mr. Wortley received in 2006 and are fully vested.

(5)	Mr. Thames left the Company on March 7, 2014. A description of the Termination Agreement and Release between Mr. Thames and the Company is provided under “Certain Relationships and Related Transactions” on page 61 of this Proxy Statement.

(6)	For Mr. Feygin, these are shares of restricted stock of the Company granted to him on April 1, 2014 as his new hire award. Mr. Feygin’s shares of restricted stock vest in four equal annual installments beginning April 1, 2015.

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OPTION EXERCISES AND STOCK VESTED

The following table sets forth the stock options exercised by the NEOs during 2014 and their restricted stock that vested during 2014. The number of securities for which stock options were exercised (if any) and the aggregate dollar value realized upon the exercise of such stock options is reflected in the table. The number of shares of restricted stock that vested and the aggregate dollar value realized upon the vesting of such restricted stock is also reflected in the table.

Option Exercises and Stock Vested During Fiscal Year 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Charif Souki	—	—	1,365,000	$102,690,000
Michael J. Wortley	12,000	$430,811	58,667	$4,490,999
H. Davis Thames (3)	10,400	$144,711	275,000	$14,192,750
Meg A. Gentle	80,000	$3,868,400	195,000	$14,670,000
Anatol Feygin	—	—	—	—
Jean Abitebol	50,000	$1,529,295	140,000	$10,487,200
(1)	The value in this column for stock options exercised by the NEOs during 2014 has been calculated by determining the difference between the per share fair market value of the underlying shares on the date of exercise and the exercise price of the stock options.

(2)	The value in this column for the NEOs’ restricted stock that vested during 2014 has been calculated by multiplying the per share fair market value of the underlying shares on the vesting date by the number of shares of restricted stock that vested.

(3)	Mr. Thames left the Company on March 7, 2014. A description of the Termination Agreement and Release between Mr. Thames and the Company is provided under “Certain Relationships and Related Transactions” on page 61 of this Proxy Statement.

50	Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table and narrative text describe the potential value that the NEOs would receive upon accelerated vesting of their outstanding equity grants and change-in-control cash payments assuming certain triggering events occurred on December 31, 2014. The value shown in the table assumes a December 31, 2014 termination date and uses the closing price of our common stock of $70.40, as reported on the NYSE MKT LLC on December 31, 2014. All amounts are estimates of the amounts which would be realized upon the triggering event. The actual value of the amounts can only be determined at the time such NEO leaves the Company.

In addition to the amounts described in the table below, the phantom units awarded to the NEOs under the 2014-2018 LTIP are subject to accelerated vesting as described under “Long-Term Performance Incentive Program —2014-2018 LTIP—Vesting Schedule.”

Potential Payments upon Termination or Change-in-Control Assuming Termination Event Occurs on December 31, 2014

	Cash Payment		Equity Awards						Total Potential Payments Upon Termination Event
									Termination Events						Change-in-Control
Name	Change of Control Plan - Cash Payment (1)		Date of Grant	Number of Unvested Stock Options	Amount of Unvested Long-Term Commercial Cash Awards		Number of Unvested Restricted Shares	Benefit	Termination without Cause ($)		Termination with Good Reason ($)		Death or Disability ($)		Immediately upon Change-in- Control ($)		Termination, Resignation or Removal of NEO w/in One Year of Change-in- Control ($)		Termination without Cause or by the NEO for Good Reason w/in One Year of Change-in- Control ($)
Charif Souki	$1		—	—	—		—	—	—		—		—		$1		—		—
	—		8/9/2012	—	$8,400,000	(2)	1,400,000	Vesting	$106,960,000	(3)	$106,960,000	(3)	$106,960,000	(3)	$106,960,000	(3)	—		—
	—		2/18/2013	—	—		2,100,000	Vesting	—		—		—		—		—		$147,840,000	(4)
	Total Potential Payment Upon Termination or Change-in-Control								$106,960,000		$106,960,000		$106,960,000		$106,960,001		—		$147,840,000
Michael J. Wortley	$525,000		—	—	—		—	—	—		—		—		$525,000	(1)	—		—
	—		8/9/2012	—	$192,000	(2)	32,000	Vesting	$2,444,800	(3)	$2,444,800	(3)	$2,444,800	(3)	$2,444,800	(3)	—		—
	—		2/18/2013	—	—		116,666	Vesting	—		—		—		—		—		$8,213,286	(4)
	Total Potential Payment Upon Termination or Change-in-Control								$2,444,800		$2,444,800		$2,444,800		$2,969,800		—		$8,213,286
H. Davis Thames (5)	—		—	—	—		—	—	—		—		—		—		—		—
	Total Potential Payment Upon Termination or Change-in-Control								$0		$0		$0		$0		—		$0
Meg A. Gentle	$585,000		—	—	—		—	—	—		—		—		$585,000	(1)	—		—
	—		8/9/2012	—	$1,200,000	(2)	200,000	Vesting	$15,280,000	(3)	$15,280,000	(3)	$15,280,000	(3)	$15,280,000	(3)	—		—
	—		2/18/2013	—	—		300,000	Vesting	—		—		—		—		—		$21,120,000	(4)
	Total Potential Payment Upon Termination or Change-in-Control								$15,280,000		$15,280,000		$15,280,000		$15,865,000		—		$21,120,000
Anatol Feygin	$450,000		—	—	—		—	—	—		—		—		$450,000	(1)	—		—
	—		4/1/2014				100,000	Vesting	—		—		$7,040,000	(6)	—		$7,040,000	(6)	—
	Total Potential Payment Upon Termination or Change-in-Control								$0		$0		$7,040,000		$450,000		$7,040,000		$0
Jean Abiteboul	298,682 GBP	(7)	—	—	—		—	—	—		—		—		$463,913	(1)	—		—
	—		8/9/2012	—	$960,000	(2)	160,000	Vesting	$12,224,000	(3)	$12,224,000	(3)	$12,224,000	(3)	$12,224,000	(3)	—		—
	—		2/18/2013	—	—		200,000	Vesting	—		—		—		—		—		$14,080,000	(4)
	Total Potential Payment Upon Termination or Change-in-Control								$12,224,000		$12,224,000		$12,224,000		$12,687,913		—		$14,080,000

(1)	The NEO may receive a cash payment under the Change of Control Plan if a change-in-control occurs and not more than three months prior to the date of the change-in-control, the NEO’s employment with the Company ceases at the previously designated level (including as a result of death or disability) for any reason or is terminated by the Company other than for Cause (or the NEO terminates for Good Reason) provided the NEO has reasonably demonstrated that his or her cessation or termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a change-in-control, or (ii) otherwise arose in connection with or in anticipation of a change-in-control.

(2)	This is the outstanding portion of the LTI Award for construction of Trains 1 and 2 of the Sabine Pass Project that was granted as a cash award to Messrs. Souki, Wortley and Abiteboul and Ms. Gentle and has not vested. The cash award will immediately vest and be paid if the Company terminates the NEO’s employment without Cause (as defined in the grant agreements), the NEO terminates his or her employment with the Company for Good Reason (as defined in the grant agreements), the NEO dies or incurs a disability or a Change of Control (as defined in the grant agreements) of the Company occurs.

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(3)	These are shares of restricted stock that were granted to Messrs. Souki, Wortley and Abiteboul and Ms. Gentle as the equity portion of their LTI Award for construction of Trains 1 and 2 of the Sabine Pass Project that have not vested. The restricted stock will immediately vest if the Company terminates the NEO’s employment without Cause (as defined in the grant agreements), the NEO terminates his or her employment with the Company for Good Reason (as defined in the grant agreements), the NEO dies or incurs a disability or a Change of Control (as defined in the grant agreements) of the Company occurs.

(4)	These are shares of restricted stock granted to Messrs. Souki, Wortley and Abiteboul and Ms. Gentle as their Milestone Awards for construction of Trains 3 and 4 of the Sabine Pass Project that have not vested. The restricted stock will vest in full in the event the Company terminates the NEO’s employment without Cause (as defined in the grant agreements) or the NEO terminates his or her employment for Good Reason (as defined in the grant agreements) within one year after the effective date of a Change of Control (as defined in the grant agreements) of the Company.

(5)	Mr. Thames left the Company on March 7, 2014. A description of the Termination Agreement and Release between Mr. Thames and the Company is provided under “Certain Relationships and Related Transactions” on page 61 of this Proxy Statement.

(6)	These are shares of restricted stock granted to Mr. Feygin as his new hire grant that have not vested. Except as set forth below, Mr. Feygin will forfeit any unvested portion of his new hire restricted stock award if his employment with the Company terminates for any reason prior to the applicable vesting dates; provided, however, that any unvested portion of his new hire restricted stock award will vest upon the (i) termination, resignation or removal of Mr. Feygin for any reason within one year of the effective date of a Change of Control (as defined in the Company’s 2011 Incentive Plan (the “2011 Plan”)) or (ii) the death or disability of Mr. Feygin.

(7)	A change-in-control cash payment for Mr. Abiteboul would be paid in British Pounds Sterling. Mr. Abiteboul’s annual base salary for 2014 was 298,682 GBP. The amount reported in the table represents the U.S. dollar equivalent based on an exchange rate of 1 GBP to 1.5532 USD on December 30, 2014.

Narrative to the Potential Payments upon Termination or Change-in-Control

Change-in-Control Cash Payment

We have entered into Change of Control Agreements with each of the NEOs. The Change of Control Agreements provide for a cash payment upon a “Change of Control” (as defined in the Change of Control Agreements) in an amount equal to one times the NEOs’ base salaries in effect at or immediately prior to the Change of Control. The cash payments are payable within 30 days of the effective date of the Change of Control. A cessation of an NEO’s employment at the previously designated level (including as a result of death or disability) for any reason, a termination of an NEO other than for Cause (as defined in the Change of Control Agreements), and a termination by the NEO for Good Reason (generally, as defined in the 2011 Plan) that occurs not more than three months prior to a Change of Control will be deemed to be a termination of employment pursuant to a Change of Control, provided the NEO demonstrates that such cessation or termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or the NEO’s termination otherwise arose in connection with or in anticipation of a Change of Control. The Change of Control Agreements expire on December 31 of each calendar year, but are automatically extended for an additional year each January 1 unless the Compensation Committee determines, and the Company provides notice to employees, that the Change of Control Agreements will not be extended.

Cash and Restricted Stock Awards

The cash and restricted stock awards granted to Messrs. Souki, Wortley and Abiteboul and Ms. Gentle as their LTI Awards for construction of Trains 1 and 2 of the Sabine Pass Project will immediately vest if the Company terminates the NEO’s employment without Cause (as defined in the grant agreements), the NEO terminates his or her employment with the Company for Good Reason (as defined in the grant agreements), the NEO dies or incurs a disability or a Change of Control (as defined in the grant agreements) of the Company occurs.

The restricted stock awards granted to the Messrs. Souki, Wortley and Abiteboul and Ms. Gentle as their Milestone Awards for construction of Trains 3 and 4 of the Sabine Pass Project will vest in full in the event the Company terminates the NEO’s employment without Cause (as defined in the grant agreements) or the NEO terminates his or her employment for Good Reason (as defined in the grant agreements) within one year after the effective date of a Change of Control (as defined in the grant agreements) of the Company.

Mr. Feygin will forfeit any unvested portion of his new hire restricted stock award if his employment with the Company terminates for any reason prior to the applicable vesting dates; provided, however, that any unvested portion of his new hire restricted stock award will vest upon the (i) termination, resignation or removal of Mr. Feygin for any reason within one year of the effective date of a Change of Control (as defined in the 2011 Plan) or (ii) the death or disability of Mr. Feygin.

52	Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Pursuant to the grant agreements, “Cause” means the termination of employment of an NEO under any of the following circumstances: (i) the willful commission by the NEO of a crime or other act (or repeated acts) of misconduct that causes or is likely to cause substantial economic damage to the Company or an affiliate of the Company or substantial injury to the business reputation of the Company or an affiliate of the Company or which constitute a repudiatory breach of the NEO’s contract of employment (or any other agreement under which the NEO is engaged); (ii) the commission by an NEO of an act of fraud in the performance of the NEO’s duties on behalf of the Company or an affiliate; (iii) the willful and material violation by an NEO of the Company’s Code of Business Conduct and Ethics Policy; or (iv) the continuing and repeated failure of an NEO to perform his or her the duties to the Company or an affiliate, including by reason of his or her habitual absenteeism. A “Good Reason” termination of an NEO will occur, assuming the Company fails to cure such circumstances within 30 days after receipt of notice of the Good Reason termination, upon the NEO’s termination of employment due to one of the following events: (i) the removal from or failure to re-elect the NEO to the office or position in which he or she last served; (ii) the assignment to the NEO of any duties, responsibilities, or reporting requirements materially inconsistent with his or her position with the Company or an affiliate, or any material diminishment, on a cumulative basis, of the NEO’s overall duties, responsibilities, or status; or (iii) a material reduction by the Company or an affiliate in the NEO’s annual base salary.

The 2011 Plan provides a “Change of Control” of the Company will occur if: (i) any person or entity directly or indirectly becomes the beneficial owner of 30% or more of the shares of voting stock of the Company then outstanding; (ii) the consummation of any merger, organization, business combination or consolidation of the Company or one of its subsidiaries with or into any other company; (iii) a majority of the current members of the Board or their approved successors cease to be our directors; or (iv) the consummation of a sale or disposition by the Company of all or substantially all of our assets (other than a sale or disposition in which the same shareholders before the sale or disposition own 50% of the outstanding common stock after the transaction is complete).

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PROPOSAL 2—ADVISORY AND NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION FOR FISCAL YEAR 2014

In accordance with Section 14A of the Exchange Act, we are asking shareholders to vote on an advisory basis to approve the compensation paid to our named executive officers for fiscal year 2014. We ask shareholders to read the CD&A section of this Proxy Statement for a full discussion of our executive compensation practices and decisions. The CD&A details our executive compensation policies, incentive programs, and explains the compensation decisions relating to the named executive officers for fiscal year 2014. In response to shareholder feedback over the past year, the Compensation Committee and Board have taken considerable steps to further align our executive compensation programs with the Company’s strategy and long-term performance. The Compensation Committee believes that our compensation policies and programs continue to align our executive officers’ interests with the interests of our shareholders and that the compensation received by the named executive officers is commensurate with the performance of the Company as a whole.

Specifically, we ask the shareholders to approve the following resolution:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion on pages 24 through 42 of this Proxy Statement.

Although the outcome of this vote is not binding on the Board, the Board values shareholders’ views and the Compensation Committee and Board will consider the outcome of the advisory vote when making future compensation decisions.

The Board has adopted a policy of providing for annual say-on-pay votes. The next say-on-pay vote will occur at our 2016 Annual Meeting of Shareholders.

The Board recommends a vote FOR the resolution approving the named executive officer compensation for fiscal year 2014 as disclosed in this Proxy Statement.

54	Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is responsible for oversight of the accounting and financial reporting processes of the Company and oversight of the audits of our financial statements. Management is responsible for the Company’s internal control over financial reporting and the preparation of the financial statements. The independent accountant is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards in the U.S. and issuing a report thereon. The independent accountant is also responsible for performing an independent audit of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee these processes.

The Audit Committee discussed with both our internal and independent accountants the overall scope and plans for their respective audits. In addition, the Audit Committee met with both management and our independent accountants to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review with the independent accountants included discussions of those matters required to be discussed by Standards of the Public Company Accounting Oversight Board. The Audit Committee also discussed with the independent accountants, among other things, matters relating to their independence, and the Audit Committee received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

THE AUDIT COMMITTEE

G. Andrea Botta, Chairman

Vicky A. Bailey

Keith F. Carney

Donald F. Robillard, Jr.

Neal A. Shear

Heather R. Zichal

Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	55

PROPOSAL 3—RATIFICATION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP (“KPMG”) served as our independent auditor for the fiscal year ended December 31, 2014 and the Audit Committee has appointed KPMG to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015. The Company is asking shareholders to ratify this appointment. Although the Company is not required to obtain shareholder ratification of the appointment of KPMG, the Board considers the selection of an independent registered accounting firm to be an important matter to shareholders and considers a proposal for shareholders to ratify such appointment to be an opportunity for shareholders to provide input to the Audit Committee and the Board on a key corporate governance issue.

On March 18, 2014, the Audit Committee approved the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2014, and approved the dismissal of Ernst & Young LLP (“EY”) as its independent registered public accounting firm.

The audit reports of EY on the Company’s consolidated financial statements for the year ended December 31, 2013 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended December 31, 2013 and through March 18, 2014, there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of EY, would have caused EY to make reference thereto in its reports on the financial statements for such periods. During this time, there have been no “reportable events,” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal year ended December 31, 2013, and in connection with the internal restructuring and formation of a subsidiary of the Company, Cheniere Holdings, the Company consulted with KPMG regarding the application of ASC 810, Consolidation, with respect to accounting for variable interest entities and identification of primary beneficiaries. In connection with the issuance of Class B units by a subsidiary of the Company, Cheniere Partners, the Company consulted with KPMG regarding the application of ASC 480, Distinguishing Liabilities from Equity; ASC 815, Derivatives and Hedging; ASC 470, Debt; and ASC 260, Earnings per Share with respect to the classification of the Class B units as debt or equity, the identification of any embedded or freestanding derivatives requiring separate accounting, identification and measurement of beneficial conversion features, and consideration of effects to the Company’s earnings per share calculation. Also related to the issuance of the Class B units, the Company consulted with KPMG regarding the application of ASC 810, Consolidation, relating to the consolidation of Cheniere Partners. In connection with the Company’s long-term debt and related interest rate swaps, the Company consulted with KPMG regarding the application of ASC 470, Debt, and ASC 815, Derivatives and Hedging, with respect to the accounting for debt issuance costs, the identification of embedded derivatives requiring bifurcation and separate accounting, and the application of cash flow hedge accounting to the Company’s interest rate swaps. The Company also consulted with KPMG regarding the application of ASC 718, Compensation—Stock Compensation; ASC 505, Equity; and ASC 260, Earnings per Share, to its stock compensation plans. Decisions regarding the accounting treatment of these items were made by the Company with consideration given to the interpretive guidance provided by KPMG related to the application of applicable accounting principles and the Company’s accounting for the above mentioned matters as described in the notes to the financial statements was consistent with the views provided by KPMG.

The Company’s accounting for these matters was discussed with EY and reflected in the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2013.

Except for the consultations described in the preceding paragraphs, during the fiscal year ended December 31, 2013 and through March 18, 2014, we did not consult with KPMG regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on its consolidated financial statements, and neither a written report was provided us nor oral advice was provided to us by KPMG that KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event” described in Item 304(a)(1)(v) of Regulation S-K.

In accordance with Instruction 2 to Item 304 of Regulation S-K, we furnished EY and KPMG with a copy of the disclosures in this Proxy Statement required by Item 304(a) of Regulation S-K prior to the time the Proxy Statement was filed with the SEC. In the event that either EY or KPMG believed the disclosures were incorrect or incomplete, they were permitted to express their views in a brief statement to be included in this Proxy Statement. Neither EY nor KPMG submitted such a statement.

56	Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Independent Accountant’s Fees

The following table sets forth the fees billed to us by KPMG and EY for professional services for the fiscal years ended December 31, 2014 and 2013.

	KPMG LLP	Ernst & Young LLP
	Fiscal 2014	Fiscal 2013
Audit Fees	$4,013,907	$3,557,000
Audit Related Fees	220,000	2,054,000
Tax Fees	—	126,457
All Other Fees	$546,110	—
Total	$4,780,017	$5,737,457

Audit Fees—Audit fees for the fiscal year ended December 31, 2014 include fees associated with the integrated audit of our annual consolidated financial statements, reviews of our interim consolidated financial statements, local statutory audits and services performed in connection with registration statements and debt and equity offerings, including comfort letters and consents. Audit fees for the fiscal year ended December 31, 2013 include attestation services and review of documents filed with the SEC in addition to audit, review and all other services performed to comply with generally accepted auditing standards.

Audit Related Fees—Audit related fees for the fiscal year ended December 31, 2014 include audit services provided for our LNG marketing and trading subsidiary. Audit related fees for the fiscal year ended December 31, 2013 include comfort letters, consents and due diligence on SEC comment letters related to registration statements and debt offerings, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation and consultation concerning financial accounting and reporting standards.

Tax Fees—Tax fees for the fiscal year ended December 31, 2013 were for U.S. tax compliance and U.S. Customs and Border Protection compliance.

Other Fees—Other fees for the fiscal year ended December 31, 2014 were for process design reviews for commercial operations and accounting research tools.

We did not pay KPMG any additional fees during the fiscal year ended December 31, 2014 nor did we pay EY any other fees during the fiscal year ended December 31, 2013.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent accountants and not to engage the independent accountants to perform any non-audit services specifically prohibited by law or regulation. All audit and non-audit services provided to us during the fiscal years ended December 31, 2014 and 2013 were pre-approved.

We anticipate that a representative of KPMG will participate in the Meeting. Such representative may make a statement if they desire to do so, and will be available to respond to appropriate questions concerning our financial statements.

The Board recommends a vote FOR the ratification of the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

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PROPOSAL 4—SHAREHOLDER PROPOSAL RECOMMENDING THAT THE BOARD ADOPT A PROXY ACCESS BYLAW

Michael Garland, on behalf of the Comptroller of the City of New York, One Centre Street, Room 629, New York, NY 10007, as custodian and a trustee of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System and the New York City Police Pension Fund, and custodian of the New York City Board of Education Retirement System (the “Systems”), each System being the owner of common stock with a market value of at least $2,000, has given notice of the intention to present the following proposal for consideration at the Meeting. William R. Atwood, on behalf of the Illinois State Board of Investment, 180 North LaSalle Street, Suite 2015, Chicago, IL 60601, the owner of common stock with a market value of at least $2,000, has co-filed the following proposal.

In accordance with federal securities regulations, we have included the shareholder proposal and supporting statement exactly as submitted by the proponents. The Company is not responsible for the content of the shareholder proposal or the supporting statement. If the shareholder proposal is not properly presented at the Meeting, it will not be considered or voted on at the Meeting.

RESOLVED: Shareholders of Cheniere Energy, Inc. (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CFA Institute’s 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

•	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/l0.2469/ccb.v2014.n9.1)

The proposed bylaw terms enjoy strong investor support—votes for similar shareholder proposals averaged 55% from 2012 through September 2014—and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.

We urge shareholders to vote FOR this proposal.

58	Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Board’s Statement in Opposition

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL NO. 4.

The Board believes that the adoption of the “proxy access” bylaw as suggested in Proposal No. 4 would not be a productive means to provide shareholders greater involvement in the Company’s corporate governance. Because the Board believes its corporate governance approach provides effective Board accountability and responsiveness, the Board recommends a vote against this proposal.

The Board believes that its current system of corporate governance oversight ensures that the Company has appropriate mechanisms in place to address shareholder concerns. In addition, the Board has historically been responsive to changes in the general corporate governance environment. For example, in connection with its ongoing review of corporate governance matters, in 2012, the Board submitted to the shareholders a proposal to declassify the Board. As evidenced by the Board’s decision to propose declassification, the Board continuously examines the corporate governance policies of its peers and strives to ensure that the Company provides appropriate and productive shareholder representation in its corporate governance policies. Other recent actions that the Board has taken to ensure that the Company’s corporate governance standards are consistent with market practices are:

•	eliminating the shareholder rights plan (commonly known as a “poison pill”) to prevent takeovers;

•	enacting a retirement policy for members of the Board;

•	changing director elections from a plurality to a majority; and

•	amending the Company’s Bylaws to permit shareholders to call special meetings.

The Board believes that the above examples demonstrate that the current Board structure promotes fair and equal representation of the shareholders. Because directors are currently only elected by a majority of votes cast at the annual meeting, shareholders always have the opportunity to vote against, and block the election of, any director that the shareholders believe does not adequately represent their interests. In addition, shareholders have the ability to propose director nominees to our Governance and Nominating Committee, which provides an avenue for shareholders to propose these nominees and allows the Governance and Nominating Committee to determine whether any shareholder nominee is likely to promote the long-term interests of the Company and its shareholders. Furthermore, 11 of the 13 current members of the Board have been determined to be independent directors. Following the Meeting, the Board will be reduced to nine members, of which seven will remain independent.

If implemented, proxy access may not be in the best interests of the Company and its shareholders for many reasons, including the following:

•	Proxy access could have a negative impact on the effective functioning of the Board. Freedom from frequent electoral contests permits directors to exercise their best business judgment in the interests of the Company and shareholders as a whole. Our Board is characterized by frank and open dialogue with management, the primary goal of which is to advance the long-term interests of our shareholders. Proxy access could create a politicized environment among directors and between management and the Board, particularly if shareholder-nominated directors were focused on pursuing special interests. Indeed, a private interest-driven shareholder that disagrees with a particular course of action may only need to express their intent to propose a slate of competing director nominees to disrupt a board’s governance process, even when directors believe the action would be in the best interest of the Company.

•	Our Board is united by a common purpose to maximize long-term shareholder value and strives to promote corporate policies that it believes to be in the best interests of the Company and all its shareholders. Shareholders taking advantage of proxy access may be motivated by private interests that differ from the Company’s long-term interests and the interests of our other shareholders. The potential for such special-interest shareholders to use proxy challenges to pursue their own objectives at the expense of their fellow shareholders weighs against proxy access, which effectively subsidizes the cost of proxy challenges to the special-interest shareholder. A Board not distracted by frequent electoral challenge or members representing special-interest shareholders can more effectively balance competing shareholder interests and properly maintain a focus on long-term growth.

•	An election contest is a disruptive event for a company, causing the company to incur substantial additional costs and diverts substantial amounts of management’s time and attention from the operation of the business. The increased costs and time associated with preparing meeting materials could create an incentive for nominating shareholders or groups to use proxy access in order to extract concessions from a company at the expense of the majority of shareholders. Special interest minority shareholders may present an alternative slate of directors and propose to withdraw the challenge in exchange for an agreement from the Company that would seek to benefit such minority without regard to the effect on the majority.

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This is an evolving area of corporate governance and the Board continues to examine the corporate governance policies of its peers and strives to ensure that the Company provides appropriate and productive shareholder representation in its corporate governance policies. The Board believes that its current corporate governance system provides for an appropriate and productive level of corporate oversight, and provides the greatest opportunity for the Board to consider the long-term benefits to shareholders of the Company’s direction without the distraction of contested elections. Furthermore, the Board believes that proxy access could have the unintended effect of providing a voice on the Company’s governing body for minority stakeholders that do not have the Company’s and its shareholders’ long-term goals in mind.

The Board recommends a vote “AGAINST” Proposal No. 4.

60	Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee, under the Audit Committee Charter, has the responsibility to review and approve any transactions or series of related financial transactions, arrangements or relationships involving amounts exceeding $120,000 between the Company and our directors, executive officers, nominees for director, any greater than 5% shareholders and their immediate family members. The Audit Committee will only approve related party transactions when it determines such transactions are in the best interests of the Company and its shareholders. In reviewing a transaction, the Audit Committee considers facts and circumstances which it considers relevant to its determination. In determining whether to approve or ratify a related party transaction, the Audit Committee will apply the following standards and such other standards it deems appropriate:

•	whether the related party transaction is on terms no less favorable than the terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	whether the transaction is material to the Company or the related party; and

•	the extent of the related person’s interest in the transaction.

In September 2007, the Audit Committee retained independent counsel and approved the Company entering into a consulting agreement with Karim Souki, the brother of Charif Souki. On December 9, 2011, the Audit Committee approved an amended and restated consultancy agreement with Karim Souki to modify the scope of the services provided by Karim Souki and extend the term of the consultancy agreement to December 31, 2012. On March 23, 2012, the Audit Committee approved a second amended and restated consultancy agreement with Karim Souki to provide that the monthly payments under the consultancy agreement are paid to Karim Souki in U.S. dollars, to provide that Karim Souki will indemnify the Company for taxes paid by the Company as a result of the consultancy agreement and to extend the term of the consultancy agreement to December 31, 2013. On February 20, 2014, the Audit Committee approved a third amended and restated consultancy agreement with Karim Souki to extend the term of the consultancy agreement to December 31, 2015 and update the amount of the monthly payments retroactive to January 1, 2014. On December 9, 2014, the Audit Committee approved a fourth amended and restated consultancy agreement with Karim Souki as a result of Karim Souki being asked to be in Singapore to establish the Company’s Singapore office and business strategy. The consultancy agreement was modified to add the duty to establish the Singapore office and business strategy, provide certain allowances for the costs of his expenses as a result of living in Singapore and extend the term of the consultancy agreement to December 31, 2016. Effective January 2015, Karim Souki will receive the following Singapore allowances: a housing allowance in the amount of 27,000 SGD per month; a goods and services allowance in the amount of 6,000 SGD per month; a car allowance in the amount of 6,615 SGD per month; two roundtrip business class flights to London for Karim Souki and his wife each year; and a foreign service premium in Singapore in an amount equal to 15% of his monthly payments. Karim Souki’s monthly payments under the consultancy agreement are adjusted annually by the same percentage applied generally to the base salary of the executive officers of the Company. Karim Souki also receives annual incentive or bonus compensation similar to the incentive or bonus compensation applied to our executive officers at the sole discretion of the Compensation Committee. For 2014, Karim Souki’s monthly payments and annual incentive and bonus compensation was as set forth below:

-	During 2014, Karim Souki received monthly payments under his consulting agreement in the amount of $39,583 per month. On April 21, 2015, the Company approved base salary increases for its executive officers and the Compensation Committee approved an increase in Karim Souki’s monthly payments under his consulting agreement to $41,167 per month, effective January 1, 2015.

-	On December 9, 2014, the Compensation Committee recommended and the Board approved a cash bonus award for the executive officers based on the achievement of the Company’s 2014 developmental, operating and corporate goals and approved a cash bonus award for Karim Souki in the amount of $760,000. The cash bonus award was paid to Karim Souki on December 24, 2014.

-	On April 21, 2015, the Compensation Committee recommended and the Board approved the 2014-2018 LTIP and granted Karim Souki 80,000 phantom units for the 2014 performance period. The phantom units vest in equal installments on each of February 1, 2016, February 1, 2017 and February 1, 2018.

On October 3, 2013, the Audit Committee approved the Terms and Conditions of Employment (the “Employment Agreement”) between Tarek Souki, the son of Charif Souki, and Cheniere Supply & Marketing. Effective April 1, 2015, Tarek Souki’s Employment Agreement was transferred to Cheniere Marketing Ltd. Tarek Souki serves as Vice President, Finance and Business Development of Cheniere Marketing Ltd. Pursuant to the Employment Agreement, Tarek Souki received a new hire equity award in the amount of 30,000 shares of restricted stock of the Company. The shares of restricted stock vest in equal annual installments over a four-year period. He is entitled to participate in the Company’s discretionary bonus plan on such terms and at such level as determined by the Compensation Committee. The Company also provides Tarek Souki a car allowance in the amount of 350 GBP per month and

Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	61

a living allowance in the amount of 1,250 GBP per month. He is also entitled to participate in our U.K. pension scheme for U.K. employees through which Cheniere Marketing Ltd. contributes an amount equal to 8% of employees’ base salaries to the pension scheme. For 2014, Tarek Souki’s base salary and annual incentive and bonus compensation was as set forth below:

-	Pursuant to the Employment Agreement, Tarek Souki received an initial base salary of 172,000 GBP. On December 6, 2013, the Company approved base salary increases for our employees and Tarek Souki’s base salary was increased to 177,500 GBP, effective January 1, 2014. On April 22, 2015, the Audit Committee approved a base salary increase for Tarek Souki to 185,000 GBP, effective January 1, 2015.

-	On December 9, 2014, the Compensation Committee recommended and the Board approved the funding of cash bonus awards for all employees based on the achievement of the Company’s 2014 developmental, operating and corporate goals and Tarek Souki received a cash bonus award in the amount of 325,000 GBP. The cash bonus award was paid to Tarek Souki on December 29, 2014.

-	On April 21, 2015, the Compensation Committee recommended and the Board approved the 2014-2018 LTIP, and on April 22, 2015 the Audit Committee granted Tarek Souki 40,000 phantom units for the 2014 performance period. The phantom units vest in equal installments on each of February 1, 2016, February 1, 2017 and February 1, 2018.

Effective January 14, 2014, H. Davis Thames ceased to serve as the Senior Vice President and Chief Financial Officer of the Company. On March 7, 2014, the Company and Mr. Thames entered into a Termination Agreement and Release (the “Termination Agreement and Release”) in connection with Mr. Thames’s departure from the Company. Pursuant to the terms of the Termination Agreement and Release, the Company agreed to permit the early vesting of (i) $1,800,000 under Mr. Thames’s LTI Award that was granted to him for construction of Trains 1 and 2 of the Sabine Pass Project on August 9, 2012 and (ii) 275,000 shares of restricted stock that were granted to him for construction of Trains 1 and 2 of the Sabine Pass Project on August 9, 2012. Mr. Thames forfeited 420,000 unvested shares of restricted stock that were granted to him for construction of Trains 3 and 4 of the Sabine Pass Project on February 18, 2013. In addition, the Termination Agreement and Release contains a mutual release by the Company and Mr. Thames from certain claims and a covenant of each not to sue the other. Furthermore, Mr. Thames agreed in the Termination Agreement and Release, for a period of two years, not to, among other things (i) induce any employee of the Company or its affiliates to terminate his or her employment with the Company or its affiliates or (ii) induce or attempt to induce any client, customer, supplier, vendor or other person to cease doing business with the Company or its affiliates.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, directors, certain officers and beneficial owners of 10% or more of any class of the Company’s stock (“Reporting Persons”) are required from time to time to file with the SEC and NYSE MKT LLC reports on ownership and changes of ownership. Reporting Persons are required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of forms and written representations received from Reporting Persons with respect to the fiscal year ended December 31, 2014, the Company believes that all filing requirements applicable to the Company’s officers, directors and greater than 10% shareholders were met on a timely basis, except that Messrs. Souki and Kilpatrick each failed to timely file one Form 4 reporting transaction due to an administrative error.

Shareholder Proposals

Management anticipates that the Company’s 2016 Annual Meeting of Shareholders will be held during June 2016. Any shareholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company’s 2016 Annual Meeting of Shareholders must submit the proposal to the Company on or before December 26, 2015. Any such proposals should be timely received by the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 1900, Houston, Texas 77002. Such proposal must meet all of the requirements of the SEC to be eligible for inclusion in the Company’s 2016 proxy materials. If a shareholder wishes to submit a proposal outside of the process of Rule 14a-8 under the Exchange Act, in order for such proposal to be considered “timely” under our Bylaws, the proposal must be received by the Company no earlier than February 12, 2016 and not later than March 13, 2016.

62	Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Communications with the Board

The Board maintains a process for shareholders to communicate with the Board. Shareholders wishing to communicate with the Board should send any communication to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 1900, Houston, Texas 77002. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The Corporate Secretary will forward such communication to the full Board or to any individual director or directors to whom the communication is directed, unless the Corporate Secretary determines that the communication does not relate to the business or affairs of the Company or the functioning or constitution of the Board or any of its committees, relates to routine or insignificant matters that do not warrant the attention of the Board, is an advertisement or other commercial solicitation or communication, is frivolous or offensive, or is otherwise not appropriate for delivery to the directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Corporate Secretary and only in accordance with the Company’s policies and procedures and the applicable laws and regulations relating to the disclosure of information.

Householding of Proxy Materials

The SEC’s rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials and annual reports, delivering a single proxy statement and annual report to multiple shareholders sharing an address, although each shareholder will receive a separate proxy card. Once a shareholder has received notice from his or her broker that they will be householding materials, householding will continue until the shareholder is notified otherwise or revokes consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, the shareholder should notify his or her broker. If a shareholder would like to receive a separate copy of this Proxy Statement, Notice of Annual Meeting or 2014 Annual Report on Form 10-K for the year ended December 31, 2014, he or she should contact the Company by writing to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 1900, Houston, Texas 77002.

Availability of Documents

The Company is including with this Proxy Statement a copy of its 2014 Annual Report on Form 10-K for the year ended December 31, 2014, which has been filed with the SEC and is incorporated in this Proxy Statement by reference. The Company will furnish to any person any exhibits described in the list accompanying such report upon payment of reasonable fees relating to the Company’s furnishing such exhibits. Requests for directions to the Meeting to vote in person or for copies of this Proxy Statement and the 2014 Annual Report on Form 10-K for the year ended December 31, 2014 (including exhibits thereto) for the Meeting and future shareholders meetings should be directed to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 1900, Houston, Texas 77002. Paper or email copies of this Proxy Statement and the 2014 Annual Report on Form 10-K for the year ended December 31, 2014 (including exhibits thereto) for the Meeting can also be obtained free of charge by calling toll-free 1-877-375-5001 and asking for the Company’s Investor Relations Department or can be accessed at the Investor Relations section of our website at http://www.cheniere.com/corporate/2015_annual_meeting.shtml. Any such requests shall be made by May 28, 2015 to facilitate timely delivery.

By order of the Board of Directors

Cara E. Carlson

Corporate Secretary

April 24, 2015

Cheniere Energy, Inc. Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	63

EXHIBIT A

Overview of Survey Participants

Participant List—Total Sample

AEI Services	Iberdrola USA
AES	Idaho Power
AGL Resources	Indianapolis Power & Light Company
Allete	Integrys Energy Group
Alliant Energy	ISO New England
Ameren	ITC Holdings
American Electric Power	Kinder Morgan
Areva	LG&E and KU Energy
ATC Management	MDU Resources
Atmos Energy	MidAmerican Energy
Avista	Midwest Independent Transmission System Operator
BG US Services	New York Independent System Operator
Black Hills	New York Power Authority
California Independent System Operator	NextEra Energy, Inc.
Calpine	NiSource
Capital Power Corporation	Northeast Utilities
CenterPoint Energy	NorthWestern Energy
CH Energy Group	NV Energy
Cleco	NW Natural
CMS Energy	OCI Enterprises
Colorado Springs Utilities	OGE Energy
Consolidated Edison	Oglethorpe Power
CPS Energy	Ohio Valley Electric
Crosstex Energy	Old Dominion Electric
Dominion Resources	Omaha Public Power
DTE Energy	Otter Tail
Duke Energy	Pacific Gas & Electric
Dynegy	People’s Natural Gas
Edison International	Pepco Holdings
Edison Mission Energy	Pinnacle West Capital
ElectriCities of North Carolina	PJM Interconnection
Energen	PNM Resources
Energy Future Holdings	Portland General Electric
Energy Northwest	PPL
Energy Solutions	Proliance Holdings
Energy Transfer	Public Service Enterprise Group
Entergy	Puget Energy
EQT Corporation	Salt River Project
ERCOT	SCANA
Exelon	Sempra Energy
FirstEnergy	Southern Company Services
First Solar	Southwest Gas
GDF SUEZ Energy North America	Spectra Energy
Grand River Dam Authority	STP Nuclear Operating
Hunt Consolidated	SunCoke Energy
TECO Energy	URENCO USA
Tennessee Valley Authority	Vectren
TransCanada	Westar Energy
UGI	Williams Companies
UIL Holdings	Wisconsin Energy
Unitil	Wolf Creek Nuclear
UNS Energy	Xcel Energy

Towers Watson Data Services

A-1

CHENIERE ENERGY, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 11, 2015

The undersigned hereby appoints Charif Souki, Michael J. Wortley and Cara E. Carlson, and each of them, any one of whom may act without joinder of the other, with full power of substitution and ratification, attorneys and proxies of the undersigned to vote all shares of Cheniere Energy, Inc. which the undersigned is entitled to vote at the 2015 Annual Meeting of Shareholders to be held in the Crystal Ballroom at the Post Rice Lofts, 909 Texas Avenue, Houston, Texas 77002 on Thursday, June 11, 2015 at 9:00 a.m. CDT, and at any adjournment or postponement thereof.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting. The Cheniere Energy, Inc. 2015 Proxy Statement, including the Notice of Annual Meeting and 2014 Annual Report on Form 10-K, is available on the following website:

http://www.cheniere.com/corporate/2015_annual_meeting.shtml.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, THEN THIS PROXY (IF SIGNED) WILL BE VOTED “FOR” THE ELECTION OF THE NINE DIRECTOR NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSAL 4. WHETHER OR NOT SPECIFICATIONS ARE MADE, EACH OF THE PROXIES ARE AUTHORIZED TO VOTE IN HIS OR HER DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, PRE-ADDRESSED STAMPED ENVELOPE.

(TO BE VOTED AND SIGNED ON REVERSE SIDE)

Please date, sign and mail your proxy card back as soon as possible!

CHENIERE ENERGY, INC.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF SUBMITTING YOUR PROXY BY INTERNET OR TELEPHONE, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY INTERNET – www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS – If you would like to reduce the costs incurred by the Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Please detach and return the bottom portion in the enclosed envelope. If you submit your proxy over the Internet or by telephone, please do not mail your card.

Proposals – The Board of Directors recommends a vote “FOR” all of the nominees listed, “FOR” Proposals 2 and 3 and “AGAINST” Proposal 4.

1.	Election of directors

		FOR	AGAINST	ABSTAIN
	Charif Souki	☐	☐	☐
	Vicky A. Bailey	☐	☐	☐
	G. Andrea Botta	☐	☐	☐
	Nuno Brandolini	☐	☐	☐
	David I. Foley	☐	☐	☐
	David B. Kilpatrick	☐	☐	☐
	Donald F. Robillard, Jr.	☐	☐	☐
	Neal A. Shear	☐	☐	☐
	Heather R. Zichal	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers for fiscal year 2014 as disclosed in the Proxy Statement.	☐	☐	☐

3.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

4.	Shareholder proposal recommending that the Board adopt a proxy access bylaw.	☐	☐	☐

☐	Address Change (make correction to left)

NOTE: Please sign exactly as your name appears on your stock certificate. When signing as executor, administrator, trustee or other representative, please give your full title. All joint owners should sign.

Signature

Title

Date